                                                                    EXHIBIT 10.1


                               PURCHASE AGREEMENT


     THIS AGREEMENT made and entered into on this 23rd day of July, 1997 by and among Homestead-Miami Speedway, LLC, a Delaware limited liability company (the "Company"), International Speedway Corporation, a Florida corporation ("ISC"), Penske Motorsports, Inc., a Delaware corporation ("PMI"), Homestead Motorsports Joint Venture, a Florida general partnership ("HMJV"), Miami Motorsports Joint Venture, a Florida general partnership ("MMJV"), Rafael A. Sanchez ("Sanchez") and Wayne Huizenga ("Huizenga").


                                 WITNESSETH

     WHEREAS, HMJV and MMJV have formed the Company, and

     WHEREAS, simultaneously with the execution hereof, HMJV and MMJV intend to transfer to the Company certain assets related to the Homestead Motorsports Complex subject to certain liabilities on the terms hereinafter set forth, and

     WHEREAS, ISC and PMI directly or through affiliates intend to purchase from HMJV and MMJV certain membership interests in the Company on the terms hereinafter set forth, and

     WHEREAS, the parties hereto desire to set forth certain agreements regarding the formation of the Company and subsequent sale of membership interests in the Company

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

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     1. FORMATION OF THE COMPANY.

     Prior to the date of this Agreement, HMJV and MMJV (sometimes hereinafter referred to individually as a "Seller" and jointly as the "Sellers") have caused the Company to be formed as a limited liability company under the Delaware Limited Liability Company Act by filing a Certificate of Formation in the form attached as Exhibit A hereto. Prior to the date of this Agreement, the Sellers as the sole members of the limited liability company have adopted the agreement (the "Operating Agreement") attached as Exhibit B hereto as the Operating Agreement for the Company. Such Certificate of Formation and Operating Agreement have not been amended prior to the date hereof.

     2. TRANSFER OF ASSETS.

     Simultaneously with the execution hereof, Sellers shall sell, convey, assign, transfer and deliver to the Company solely in exchange for all the membership interests in the Company, all of Sellers' right, title and interest in then existing properties, assets and business as a going concern (except for the assets described on Schedule 2.0 hereto (the "Excluded Assets")) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, and whether on or off the books of Seller relating to the business of Sellers (collectively, the "Transferred Assets"), including, without limitation, the following:

     2.1 The business of staging and promoting motorsports events as well as operating the motorsports complex known as the "Homestead Motorsports Complex" (the "Complex") including without limitation, with respect to such business, the following: (a) Sellers' rights as the licensee of the name of the Complex, its trademark or marks and all goodwill associated with Sellers' business; (b) all arrangements and relationships with motorsports sanctioning bodies, sponsors, and others with respect to Sellers' business which are not included in the Contracts specified below; and (c) all lists


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of ticket purchasers, correspondence and records and all copies thereof, advertising and promotional materials, forms and other property, tangible or intangible, owned and/or used by Sellers in connection with the operation of Sellers' business whether or not reflected on Sellers' books of account. All trademarks, service marks, trade names and copyrights belonging to Sellers are identified on Schedule 2.1 hereto and are being transferred to Purchaser hereunder (the "Proprietary Rights");

     2.2 All of Sellers' furniture, fixtures, equipment, improvements, machinery, furnishings, motor vehicles, office equipment, art work, trophies, promotional material, programs, videos, films, office memorabilia, trade premiums, tools and other articles of personal property, whether on or off the books of Seller, used or usable in connection with the business of Sellers (the "Furniture, Fixtures and Equipment"), the material items of which are described on Schedule 2.2 hereto;

     2.3 All of Sellers' right, title and interest, as lessee(s), (including without limitation, as lessee(s) under the Agreement executed September 18, 1995 among HMJV, Sanchez and the City of Homestead relating to the Complex (the "Homestead Lease"), which leases are described and are identified on Schedule
2.3 hereto (the "Real Property Leases");

     2.4 All of Sellers' right, title and interest, as lessee(s), in any personal property used in connection with the business of Sellers, including, without limitation, leases for grandstand bleachers, if any, which leases are described and are identified on Schedule 2.4 hereto (the "Equipment Leases");

     2.5 All product designs, licenses, franchises, memberships, permits, trade secrets, common law rights, privileges and general intangibles owned or used by Sellers in connection with their business (the "Intangible Rights");

     2.6 All accounts and notes receivable, contract signing bonuses and prepaid expenses (including, without limitation, prepaid insurance premiums, deposits,



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advertising materials, and brochures) arising out of or relating to events, transactions, or services occurring or scheduled to occur at the Complex (the "Accounts Receivable");

     2.7 All supplies and sundry items (the "Supplies"), including, without limitation, telephone numbers, key and lock combinations, computer software programs and systems, customer records, and books and records of, or relating to and material to the operation of, the business of Sellers, the Transferred Assets and the obligations and liabilities of Sellers transferred to the Company (including all customer files, supplier records and records relating to accounts payable) but excluding (i) copies of tax returns and accounting records for the Sellers, (ii) records relating solely to executory contracts not transferred to the Company, and (iii) records related to the Excluded Assets;

     2.8 Copies of all personnel records and payroll records for the then current and preceding calendar years since the date of formation of the Sellers for all persons who have worked for the business of Sellers at any time during such period (the "Personnel Records");

     2.9 All right, title and interest of Sellers in any merchandising, concession, sponsorship, sanction agreements or other agreements, contracts and licenses to which either of the Sellers is a party (the "Contracts"), all the Contracts involving aggregate amounts in excess of $5,000 or which cannot be fully terminated by Sellers upon not more than 30 days notice being listed on Schedule 2.9;

     2.10 All cash and cash equivalents ("Cash") (including but not limited to prepayments) of Sellers;

     2.11 All rights of Sellers arising under barter transaction arrangements. All barter transaction arrangements entered into by either of the Sellers during the twelve month period prior to the Closing involving bartered goods or services having a fair market value in excess of $5,000 are described on
Schedule 2.11;


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     2.12 Copies of all surveys, site inspections, plans and specifications and
"as built" drawings relating to the Complex in the possession or control of the Sellers; and

     2.13 All other assets of Sellers of whatever nature or description, whether tangible or intangible, not otherwise detailed above, including, without limitation, all claims and causes of action against third parties, warranties, refunds and all licenses, franchises, permits, liquor licenses and other governmental authorizations and permits affecting or relating to the business of Sellers, so that the Company may carry on the business of Sellers as presently conducted after the Closing Date ("Miscellaneous Assets").

     3.   ASSUMPTION OF LIABILITIES.

     3.1 Assumption and Payment of Certain Liabilities and Obligations. Simultaneously with the transfer to the Company of the Transferred Assets, the Company shall assume those liabilities and obligations of Sellers listed on
Schedule 3.1 hereto (the "Assumed Liabilities") and shall assume and agree to perform Sellers' unexecuted obligations and liabilities under the Contracts listed on Schedule 2.9 hereto and the Contracts which are not required to be listed on Schedule 2.9 hereto by the terms of paragraph 2.9, the Real Property Leases listed on Schedule 2.3 hereto and the Equipment Leases listed on
Schedule 2.4 hereto, all relating to the business of Sellers from and after the date of this Agreement.

     3.2 Nonassumption of other Liabilities. Other than the Assumed Liabilities, the Contracts specified in paragraph 3.1, the Real Property Leases and the Equipment Leases, the Company does not assume and shall in no event be liable for any liabilities, debts or obligations of Sellers, whether accrued, absolute, matured, contingent or otherwise, including, without limitation, taxes of any kind, any liabilities for fees or expenses incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, counsel, accountant's



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or finder's fees of Sellers, liabilities under Employee Benefit Plans (as defined in paragraph 7.16 below), other trade payables or expenses, debt, contracts, agreements, leases or other obligations which are not specifically assumed hereunder. Except as listed on Schedule 3.1 hereto, the Company shall not assume or be obligated to pay any liability or obligations of Sellers to any affiliates of the Sellers. Notwithstanding the foregoing terms of this paragraph 3.2, Purchasers and Sellers shall remain responsible for their respective obligations pursuant to paragraph 17 below.

     4. NON-ASSIGNABLE PURCHASED ASSETS.

     Notwithstanding the foregoing, Sellers shall hold in trust for the benefit of and account of the Company, any non-assignable Transferred Assets and all Transferred Assets with respect to which consents to assignments shall not have been obtained prior to the date of this Agreement and, insofar as permissible, assign to the Company, from time to time, all of such Transferred Assets, and remit to the Company all amounts paid to Sellers with respect thereto after the date of this Agreement promptly upon the receipt thereof less all charges properly allocable thereto other than charges resulting from new agreements entered into in connection with or in contemplation of the consummation of the transactions contemplated hereby. Schedule 4 hereto lists all consents required to transfer the Transferred Assets to the Company . Nothing contained herein shall relieve Sellers of their joint and several obligation hereunder either (i) to obtain at their expense all necessary consents not disclosed on
Schedule 4 to the assignment of the Transferred Assets or (ii) to indemnify the Company for any loss, liability or damage suffered by the Company resulting from any failure to obtain necessary consents not disclosed on Schedule 4 to the assignment of any of the Transferred Assets. After the date of this Agreement, Sellers shall use their commercially reasonable efforts to obtain all necessary consents disclosed on Schedule 4 which were not obtained by the date of this Agreement; provided however, that Sellers


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are not obligated to make total expenditures with respect to efforts to obtain such consents (other than expenditures to be reimbursed by the Company) in excess of $50,000.

     5.   TRANSFER OF EMPLOYEES AND EMPLOYEE BENEFITS.

     5.1 Workers' Compensation. Sellers shall be responsible for any workers compensation claims based on injuries occurring prior to the date of this Agreement regardless of the date on which the claim was filed, and Sellers shall jointly and severally indemnify and hold the Company harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees and related expenses) arising out of or relating to all such claims in accordance with paragraph 13.1 hereof. The Company shall be responsible for all such claims of its employees based on injuries occurring on and after the date of this Agreement and shall indemnify and hold Sellers harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys fees and related expenses) arising out of or relating to all such claims in accordance with paragraph 13.2 hereof.

     5.2 Transfer of Employees. The Company shall employ on the date of this Agreement, all of the present employees of the business of Sellers but the Company shall be under no obligation to continue to do so. Company shall not be obligated to assume the current employment contracts between Sellers and either Jorge L. Dominicis or Robert Wild. Except for the employment rights for Sanchez arising under the employment contract specified in paragraph 6.5(m) below, nothing in this Agreement shall create any employment rights for any current employees of the Sellers.

     5.3 Employee Benefit Plans. The Company shall not have any liability or obligation to continue or to make any contribution or payment with respect to any Employee Benefit Plan (as defined in paragraph 7.16) maintained by Sellers for employees, whether salaried or hourly. If the Company is compelled to make any


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contribution or payment or pay any claim by a competent authority in respect of any Employee Benefit Plan, Sellers shall severally indemnify and hold the Company harmless against any and all losses, damages, costs, contribution obligations and expenses (including, without limitation, reasonable attorney's fees and related expenses arising therefrom or relating thereto) as provided in paragraph 13.1 hereof. To the extent that either Seller shall incur liability for withdrawal under any multi-employer pension plan to which it may be a party, or for any other unfunded benefit liabilities, Sellers shall bear all such liability and shall jointly and severally indemnify and hold the Company harmless against such liability.

     6.   PURCHASE OF MEMBERSHIP INTERESTS AND THE CLOSING.

     6.1 Purchase Of Membership Interests. On the Closing Date (as hereinafter defined), (a) the Sellers shall each (i) sell to ISC, or at the election of ISC, to a subsidiary or other entity wholly owned by ISC (an "ISC Affiliate"), a twenty percent (20%) limited liability company interest in the Company (such two twenty percent (20%) interests are referred to in the aggregate as the "ISC Interest") and (ii) sell to PMI, or at the election of PMI, to a subsidiary or other entity wholly owned by PMI (a "PMI Affiliate"), a twenty percent (20%) limited liability company interest in the Company (such two twenty percent (20%) interests are referred to in the aggregate as the "PMI Interest"), (b) ISC or an ISC Affiliate shall purchase the ISC Interest and (c) PMI or a PMI Affiliate shall purchase the PMI Interest. The sale of the ISC Interest and the PMI Interest shall be on the terms and subject to the conditions hereinafter set forth. Upon the occurrence of such sale, ISC or an ISC Affiliate and PMI or a PMI Affiliate shall each become a member of the Company with a forty percent (40%) limited liability company interest in the Company. The entities acquiring the ISC Interest and the PMI Interest are sometimes hereinafter referred to as the "Purchasers", and the ISC Interest and the PMI Interest are sometimes referred to as the "Membership Interests."



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     6.2  Purchase Price.  The total purchase price for the ISC Interest shall be $11,800,000 (the "ISC Interest Purchase Price") to be paid by ISC as specified in paragraph 6.3 below. The total purchase price for the PMI Interest shall be $11,800,000 (the "PMI Interest Purchase Price") to be paid by PMI as specified in paragraph 6.3 below.

     6.3 Payment of Purchase Price. Ninety-three point six four four one percent (93.6441%) of the ISC Interest Purchase Price and the PMI Interest Purchase Price (collectively the "Purchase Price") to be made by Purchasers pursuant to paragraph 6.2 hereof shall be made at the Closing (as hereinafter defined) by wire transfer for the account of Sellers. At the Closing, six point three five five nine percent (6.3559%) of the Purchase Price shall be paid by Purchasers into an interest bearing escrow account to be maintained with the law firm of Black, Crotty, Sims, Hubka, Burnett, Birch and Samuels, L.L.P. to be held and distributed in accordance into the provisions of paragraph 13.1 below.

     6.4 The Closing. The "Closing" or "Closing Date" means the time at which Sellers effect the transfer of the ISC Interest and the PMI Interest (jointly the "Membership Interests") in exchange for the consideration to be delivered by Purchaser pursuant to paragraph 6.2 hereof. The Closing shall take place at the Complex at 10:00 a.m. local time not later than July 31, 1997, unless the parties shall in writing agree to another time and/or date.

     6.5 Certain Events at Closing. At the Closing, in addition to such other actions as may be provided for herein, the following actions shall be taken:

          (a) Sellers shall deliver to Purchasers duly executed and acknowledged assignments of the Membership Interests, in a form and substance reasonably satisfactory to counsel for Purchasers, as Purchasers shall reasonably request to effectively vest in them all of the right, title and interest of Sellers in the Membership


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Interests, free and clear of all mortgages, liens and encumbrances of any kind whatsoever.

     (b) The parties hereto shall cause the Company to execute such documents as may be necessary to permit the Company to obtain a minimum $10,000,000 credit facility (the "Facility") either from a lender selected by ISC and PMI or, at the option of ISC and PMI, directly from ISC and PMI (or their affiliates) on terms approved by ISC and PMI. ISC and PMI agree to guaranty the Facility if necessary in order to obtain the Facility.

     (c) The City of Homestead shall have issued a letter substantially in the form of the letter attached as Exhibit C hereto consenting to the assignment of the Homestead Lease, as amended, to the Company or shall have otherwise provided its consent to the assignment by execution of an assignment and assumption agreement in a form reasonably satisfactory to the Purchasers.

     (d) The Company shall assume, or if it cannot be assumed in a timely manner, the Company shall refinance the principal balance (which will not exceed $18,500,000) plus accrued interest from May 31, 1997 on the $18,500,000 loan from Chase Manhattan Bank to the Sellers identified on Schedule 3.1 hereto, and ISC and PMI will guaranty such loan or refinancing if necessary to cause Sellers, Sanchez and Huizenga to be released from liability with respect to the loan or refinancing. At the option of ISC and PMI, they may elect to provide short term refinancing directly to the Company on commercially reasonable terms.

     (e) The parties shall take such action as shall be necessary to cause the Company to make a draw against the Facility sufficient to pay The H Group, Inc. the $2,846,068 balance due from HMJV to The H Group, Inc. pursuant to the terms of the Restated Promissory Note dated December __, 1996 (the "H Group Note").

     (f) The Sellers shall pay $600,000 to the Company (reduced by the amount of any unreimbursed capital contributions made to Sellers after close of



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business on June 30, 1997 (the "Effective Time") and prior to the date of this
Agreement) as an additional capital contribution to be applied against liabilities transferred to the Company in accordance with the terms of paragraph 3.1 above.

     (g) The parties hereto shall cause the Company to reimburse the Sellers for documented expenditures made by Sellers through the Closing Date with respect to the turn reconfiguration project at the Complex (the "Turn Project") provided, however, that such reimbursement amount shall in no event exceed $8,200,000, less the total expenditures (including payment of outstanding invoices) necessary to complete the Turn Project.

     (h) Purchasers shall deliver to Sellers and the Escrow Agent the cash payment as provided in paragraph 6.3 hereof.

     (i) Sellers shall deliver to Purchasers the opinion of counsel provided for in paragraph 10.5 hereof.

     (j) Purchasers shall deliver to Sellers the opinion of counsel provided for in paragraph 11.4 hereof.

     (k) Sellers shall deliver to Purchasers the certificate provided for in paragraph 10.2 hereof.

     (l) Purchasers shall deliver to Sellers the certificate provided for in paragraph 11.2 hereof.

     (m) The Company and Sanchez shall enter into an employment contract substantially in the form to be negotiated by the Company and Sanchez prior to the date of this Agreement.

     (n) The Company shall have repaid the H Group Note in full.

     (o) Sellers shall have delivered the original H Group Note to the Company marked "paid and satisfied."

     (p) Sellers will assign and transfer to Sanchez, or an entity wholly owned by him, a ten percent (10%) limited liability company interest in the Company.



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         (q) Sellers will assign and transfer to Huizenga, or an entity wholly owned by him, a ten percent (10%) limited liability company interest in the Company.

         (r) Purchasers shall have delivered to the City and Sun Trust Bank, Miami, National Association ("Sun Trust") a pro forma balance sheet for the Company reflecting the financial condition of the Company after the Closing.

         7. REPRESENTATIONS OF SELLERS

     The following representations and warranties are made, jointly and severally, by Sellers to the Purchasers in order to induce them to purchase the Membership Interests:

     7.1 Organization and Qualification. Each of the Sellers is a general partnership duly formed and validly existing under the laws of the State of Florida; has all requisite power and authority to own its property and to carry on its business as now being conducted; and is duly qualified to do business in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its business transacted, makes such qualification necessary. Copies of the Joint Venture Agreements for each of the Sellers, as amended to date, (the "Joint Venture Agreements") which have been delivered to Purchasers are complete and correct, and no amendments have been made thereto since the date hereof.

     7.2 Subsidiaries and other Equity Investments. Neither Seller owns, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

     7.3 Partnership Authority. Each Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each Seller and the performance by it of all obligations contemplated hereby have been duly authorized by all requisite partnership actions including the approval of all the partners of each Seller. This Agreement and all other agreements entered into in connection with the transactions contemplated hereby to


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which a Seller is a party constitute, or will constitute upon execution and delivery, the valid and legally binding obligations of Sellers enforceable against each Seller in accordance with their respective terms.

     7.4 No Violations. Neither the execution nor delivery of this Agreement, the consummation of any of the transactions contemplated hereby, nor the fulfillment of any of the terms hereof except to the extent disclosed herein or in any Schedule hereto (i) will violate or conflict with the Joint Venture Agreements, (ii) will result in any breach of or default under any provision of any contract or agreement of any kind to which either Seller is a party or by which either Seller is bound or to which any property or asset of either Seller is subject, which would have a material adverse effect on the Transferred Assets, or (iii) will result in a violation of any statutes, laws, ordinances, rules, regulations or requirements of governmental authorities having jurisdiction over Sellers or the business of Sellers.

     7.5 Financial Statements. Sellers have delivered to Purchasers the combined balance sheets at December 31, 1995 and 1996 and the related combined statements of income, partners' equity and cash flow for each of the two years in the period ended December 31, 1996 (collectively, the "Year-End Financial Statements"). The Year-End Financial Statements have been audited by Deloitte & Touche LLP. The Year-End Financial Statements are correct and complete and present fairly the financial position of Sellers at December 31, 1996 and 1995, and the results of their operations and changes in their financial positions for the fiscal years 1996 and 1995, in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding years. Sellers have also delivered to Purchasers the unaudited balance sheet and the statement of income of Seller for the six month period ended June 30, 1997, prepared internally in accordance with generally accepted accounting principles applied on a basis consistent with the prior periods (the "Interim Financial Statements"). The Interim Financial Statements are correct and complete and present


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

fairly the financial position of Sellers at June 30, 1997, and the results of its operations and changes in the financial position for the period ended June 30, 1997 in conformity with generally accepted accounting principles applied on a basis consistent with that of preceding periods except for normal year end adjustments. The Year-End Financial Statements and the Interim Financial Statements are sometimes collectively referred to herein as the "Financial Statements". The Financial Statements are collectively attached as Exhibit D hereto.

     7.6 No Undisclosed Liabilities, Etc. Except as disclosed in the Financial Statements or any Schedule delivered pursuant hereto, since December 31, 1996 (except (i) for the transactions contemplated by this Agreement, and (ii) as set forth in Schedule 3.1 or elsewhere in this Agreement):

          (a) Sellers have not incurred any liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business; and

          (b) All inventories acquired by Sellers, whether reflected in the Financial Statements or otherwise have been acquired in the ordinary course of their business in quantities that are not materially greater or less than those required for the current or anticipated operation of its business and except for a reasonable allowance for defective materials and deterioration, consist of good and serviceable items usable or salable in the ordinary course of business.

     7.7 Absence of Certain Changes. Except as disclosed in the Financial Statements or in any Schedule delivered pursuant hereto, since December 31, 1996 (except for (i) the formation and capitalization of the Company, (ii) the execution and delivery of this Agreement and (iii) as set forth in Schedule 7.7), neither Seller has:

          (a) had any change in its condition (financial or otherwise), present operations, business, properties, assets, or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse;



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

     (b) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially and adversely affecting its condition or operations;

     (c)   incurred or agreed to incur any indebtedness for borrowed money;

     (d) paid or obligated itself to pay in excess of $25,000 in the aggregate for fixed assets;

     (e) suffered any substantial losses or waived any substantial rights of any value in excess of $25,000;

     (f) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $25,000 or more in the aggregate, or cancelled, or agreed to cancel, any debts or claims in the amount of $10,000 or more in the aggregate, other than in the ordinary course of business and consistent with past practice;

     (g) mortgaged, pledged or subjected to any charges, liens, claims or encumbrances, or agreed to mortgage, pledge or subject to any charges, liens, claims or encumbrances, any of its properties or assets other than construction related liens arising in the ordinary course of business;

     (h)   made any distribution to its partners;

     (i) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents over the rate being paid to them on December 31, 1996, other than merit, incentive, and/or cost-of-living increases made in the ordinary course of business following past practice or increases in accordance with the terms of contracts disclosed on Schedule 2.9, and no such increases are required by written agreement, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such officer, employee or agent;



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


          (j) incurred any material obligation or liability (absolute or contingent) for borrowed money, except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

          (k) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities reflected in the Year-End Financial Statements or incurred since December 31, 1996 in the ordinary course of business;

          (l) entered into any lease of real or personal property which provides for an annual rental in excess of $25,000 and which is of a duration of more than one year;

          (m) except for the amendment to the Homested Lease reflected on Exhibit E hereto, made or permitted any material amendment or termination of any material contract, agreement or license to which such Seller is a party other than in the ordinary course of business;

          (n) had any resignation or termination of employment of any of its key officers or key employees or received written notification of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations or business;

          (o) had any strike, work stoppage or any other labor dispute;

          (p) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or

          (q) entered into any transaction not in the ordinary course of its business.

     7.8 Title to and Condition of Properties and Assets. Immediately prior to the time of transfer of the Transferred Assets to the Company as contemplated in paragraph 2 above (the "Transfer Time"), Sellers had good title to all of their tangible personal properties including, without limitation, (i) all those used in the business of



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

Sellers and (ii) those reflected in the Financial Statements (except as sold or otherwise disposed of in the ordinary course of business). All tangible personal properties are subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except (i) the lien of current real estate taxes not yet due and payable, (ii) as set forth in Schedule 7.8, (iii) as reflected in the Financial Statements, (iv) for such minor imperfections of title, if any, as do not interfere with the present use of the property or properties subject thereto or affected thereby in a manner materially adverse to the business of Sellers, and (v) for liens not material in amount and arising from the ordinary course of conduct of the business of Sellers. Immediately prior to the Transfer Time, all such properties and assets reflected in the Financial Statements had a fair market or realizable value determined on a going business basis at least equal to the value thereof as reflected herein. Subsequent to December 31, 1996, except as contemplated by this Agreement, Sellers have not sold or disposed of any of their tangible personal properties or assets or obligated themselves to do so except in the ordinary course of business. Except as disclosed on Schedule 2.2, the facilities, machinery, furniture, office and other equipment (including computer software) of Sellers that were transferred to the Company as contemplated in paragraph 2 above, are in good operating condition and repair, subject only to ordinary wear and tear. Sellers have not received any written notice from any governmental agency, board, bureau, body, department or authority of any federal, state, municipal or foreign jurisdiction, to the effect that Sellers or any tangible personal property or asset owned or leased by Sellers, which was transferred to the Company as contemplated in paragraph 2 above, is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof, the violation of which will have a material adverse effect on the conduct of the business or the ownership or use of any of such properties or assets. Since December 31, 1996, except as disclosed on Schedule 7.8, there has not been any significant interruption of the operations of Sellers due to inadequate maintenance of structures, machinery or equipment or because of computer software or data processing failures.

     7.9. Real Estate Leases.

          (a) Schedule 2.3, sets forth a list of the Real Property Leases. Sellers have furnished Purchasers with a copy of the Real Property Leases.
Each Real Property Lease is in full force and effect against the Company and is valid and enforceable by the Company, in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto. There is not under any Real Property Lease any material default of Sellers or the Company, or any event that with notice or lapse of time or both would constitute such a material default with respect to which Sellers have not taken adequate steps to prevent such default from occurring; all of such events, if any, and the aforesaid steps taken by Sellers are set forth in Schedule 7.9. To the knowledge of Sellers, there is not under any Real Property Lease any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by such party.

          (b) Sellers have not received any written notice that the use of any improvements to the property subject to the Real Property Leases and the conduct of Sellers' business thereon prior to the Closing was in violation of any law, statute, ordinance, rule or regulation of any government, governmental body, agency or authority (federal, state, municipal, foreign or local) in any material respect.

          (c) Except as disclosed on Schedule 7.9 hereto, to the knowledge of Sellers there are no material defects or deficiencies with respect to the design or construction of the Complex.

     7.10 Contracts. Except as set forth on Schedule 2.9 or as otherwise disclosed in or pursuant to this Agreement, including any Schedule or attachment hereto, immediately prior to the Transfer Time, Sellers were not a party to any written or oral:

              (i) contract with any labor union;

           (ii) any employment contract or any consulting or other contract not terminable on thirty days advance notice for services involving a payment of more than $25,000 annually;

           (iii) lease whether as lessor or lessee with respect to any property, real or personal involving a payment of more than $25,000 annually;

           (iv) license agreement whether as licenser or licensee relating to the business or any of the properties or assets of Seller involving the payment of more than $25,000 annually;

           (v) loan agreement or instrument relating to any debt involving the payment of more than $25,000 annually;

           (vi) contract of purchase or sale involving the payment of more than $25,000 annually;

           (vii) contract with any agent involving the payment of more than $25,000 annually;

           (viii) stand-by letter of credit, guarantee or performance bond involving more than $25,000;

           (ix) contract or agreement restricting the ability of the Sellers from freely engaging in any business or competing anywhere in the world;

           (x) contract not made in the ordinary course of business involving the payment of more than $25,000 annually;

           (xi) contract with any party that to the knowledge of Sellers is expected to result in a material loss; or

           (xii) other contract or agreement, except insubstantial contracts for supplies or services or not involving the payment of more than $25,000 annually.

      Except as set forth on Schedule 2.9 or otherwise herein, immediately prior to the Transfer Time, neither Seller was a party to any material contract with any governmental authority. Each Contract listed in Schedule 2.9 was in full force and effect against Sellers and is valid and enforceable by Sellers, in accordance with its terms, assuming the due authorization, execution and delivery thereof by each of the other parties thereto. Neither of the Sellers nor, to the knowledge of Sellers, any other party is in default in the observance or the performance of any material term or obligation to be performed by it under any Contract listed in said Schedule 2.9. To the knowledge of Sellers, no other person is in default in the observance or the performance of any material term or obligation to be performed by it under any Contract listed in said Schedule 2.9. Sellers will provide to Purchasers prior to the Closing Date true and complete copies of all Contracts listed in
Schedule 2.9 as in effect on the date hereof.

      7.11 Certain Indebtedness. Schedule 7.11 is a correct and complete list of all instruments, agreements and arrangements pursuant to which either Seller has borrowed money, incurred any indebtedness or established any line of credit which represents a liability of such Seller immediately prior to Transfer Time. True and complete copies of all such instruments, agreements and arrangements that are in writing and summaries of all others thereof have heretofore been delivered to Purchasers. All of such indebtedness has been incurred for valid business purposes of Sellers. Sellers were not in material default under any indenture, loan agreement or any other agreement relating to borrowed money to which either of the Sellers is a party or by which either of the Sellers or their assets or properties are bound nor did any condition exist which, with notice or lapse of time or both, would constitute such a default, and each such indenture, loan agreement or other agreement was in full force and effect against Sellers.

      7.12 Litigation. Except as set forth on Schedule 7.12, immediately prior to the Transfer Time, there were no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any federal, state, municipal or foreign jurisdiction, of any kind now pending or, to the best of knowledge of Sellers, threatened or proposed in any manner, or, to the knowledge of Sellers, any circumstances which reasonably form the basis of any such action, suit, proceeding or investigation, involving Sellers or any of their properties or assets that (i) if asserted and decided adversely to Sellers, would materially and adversely affect the operations or the business of Sellers, or of the Company or its successors or assigns with respect to the Transferred Assets, or (ii) questions the validity of this Agreement, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by Sellers under this Agreement. Except as set forth in Schedule 7.12, there is no arbitration proceeding pending or, to the knowledge of Sellers, threatened with respect to individual claims under any collective bargaining agreement or other agreement which claims, individually or in the aggregate, if adversely decided could have a material adverse effect on the business or operations of the Company. Neither the Company nor any of its properties or assets is subject to any judicial or administrative judgment, order, decree or restraint. Except as set forth on Schedule 7.12, there have been no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any federal, state, municipal or foreign jurisdiction of any kind which were material and were initiated against either of the Sellers and settled or otherwise resolved prior to the date hereof.

     7.13 Proprietary Rights. Except as set forth on Schedule 7.13, there are no claims, demands or proceedings pending or, to the actual knowledge of Sellers, threatened that pertain to or challenge the right of Sellers or the Company to use the Proprietary Rights identified in Schedule 2.1 and no valid basis exists for any such claim. Neither of the Sellers knows of any third party that has infringed on any of Sellers' Proprietary Rights. Except for the transfer to the Company contemplated by this Agreement, Sellers have not granted any licenses or other rights with respect to the

Proprietary Rights and has no legally binding obligation to grant licenses or other rights. The Proprietary Rights identified in Schedule 2.1 constitute all trademarks, service marks, trade names and copyrights which were owned by Sellers and which are used or are required in connection with the operation of Sellers' business including the operation of the Complex immediately prior to the Transfer Time. Except for the rights of the City of Homestead and Dade County specified in the Homestead Lease, and subject to the rights granted in the Contracts disclosed on Schedule 2.9, Sellers are the sole and exclusive owner of, and have the sole and exclusive right to use, the Proprietary Rights all of which were assigned to the Company free and clear of all claims, liens, charges or any encumbrances whatsoever. Except as disclosed in Schedule 2.1, Sellers have not allowed any material Proprietary Rights to lapse.

     7.14 Compliance with Laws. Sellers and the Company have complied with and are in compliance with all material federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to Sellers and the Company and their properties and assets, operations and business, and there does not exist, to the best of Sellers' knowledge, any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree. In all material respects immediately prior to the Transfer Time, Sellers were in compliance with (i) all applicable requirements of all United States and foreign governmental authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, and (ii) all applicable laws and related rules and regulations of all federal, state, municipal and foreign jurisdictions affecting sale of alcoholic beverages, public health and safety standards, labor union activities, handicapped access for facilities, civil rights or employment, including without limitation, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of

1974, as amended ("ERISA"), the Equal Pay Act, as amended, and the National Labor Relations Act, as amended and to the knowledge of Sellers in all material respects with the Americans With Disabilities Act, as amended.

     7.15 Governmental Authorizations and Regulations. Schedule 7.15 lists all licenses, franchises, permits and other governmental authorizations held by Sellers immediately prior to the Transfer Time material to the conduct of their business. Such licenses, franchises, permits and other governmental authorizations were valid, and Sellers had not received any written notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which would have a material adverse effect on its business.

     7.16  Employee Benefit Plans.

           (a) Schedule 7.16 contains a true and complete list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements, maintained by either Seller immediately prior to the Transfer Time, or under which either Seller had any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover, any of the officers or employees of either Seller, immediately prior to the Transfer Time, or their beneficiaries (hereinafter individually referred to as a "Employee Benefit Plan" and collectively referred to as the "Employee Benefit Plans"). Sellers have delivered or made available to Purchaser true and complete copies of all documents, as they may have been amended to the date hereof, embodying or relating to the Employee Benefit Plans. Except as provided therein, no Employee Benefit Plan listed in Schedule 7.16 is funded through a trust that is intended to be exempt from taxation under Section 501(c) of the Internal Revenue Code of 1986, as amended, and any successor thereto (the "Code").

     (b) Except as set forth in Schedule 7.16, (i) Sellers have made all payments due from it to date under or with respect to each Employee Benefit Plan, and all amounts properly accrued to date as liabilities of Sellers under or with respect to each Plan for the current plan years have been properly recorded on the books of Sellers; (ii) Sellers have performed all material obligations required to be performed by it under any Employee Benefit Plan, and, to the knowledge of Sellers, no other party is in default thereunder or in violation thereof; (iii) Sellers are in compliance in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to the Employee Benefit Plans, including, without limitation, ERISA and the Code; and (iv) neither of the Sellers nor, to the knowledge of Sellers, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3 of ERISA, respectively) has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would subject any Employee Benefit Plan or its related trust, Sellers, the Company or any officer, partner, director, member or employee of Sellers, the Company, or any trustee, administrator or other fiduciary of any Employee Benefit Plan to any material liability under Section 4975 of the Code or Section 502(i) of ERISA or any material liability under Part 4 of Title I of ERISA; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Sellers, threatened, against any Employee Benefit Plan or against the assets of any Plan; (vi) no Employee Benefit Plan, other than any Employee Benefit Plan that is a multi-employer plan within the meaning of Section 3(37) of ERISA, is subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code; (vii) no Employee Benefit Plan, other than any Employee Benefit Plan that is a multi-employer plan, as defined in paragraph (vi) above is or was subject to

Title IV of ERISA and Sellers have not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC").

     (c) Except as set forth in Schedule 7.16, there are no multi-employer plans, within the meaning of Section 3(37) of ERISA, to which Sellers are or, at any time since their formation, have been required to make any contributions to under which either Seller is subject to any material liability, actual or contingent. With respect to each multi-employer plan listed in Schedule 7.16 that is or was subject to Title IV of ERISA (i) there has been no complete withdrawal or partial withdrawal of either Seller, as defined in Section 4201, 4203 and 4205 of ERISA and neither Seller has received any notice of withdrawal liability pursuant to Sections 4202 or 4219 of ERISA, (ii) neither Seller has received, nor, to the knowledge of the Sellers, has any other employer received, any notice pursuant to Section 4242 of ERISA that the plan is in reorganization, and (iii) there is no other material fact known to Sellers or the Owners relating to the withdrawal liability of Sellers which has not been disclosed on Schedule 7.16, including any material fact relating to the existence of an accumulated funding deficiency, as defined in Section 412 of the Code or a determination that the plan is insolvent, in reorganization or the subject of termination proceedings. The aggregate contingent withdrawal liability of Sellers with respect to the multi-employer plans listed in
Schedule 7.16 does not exceed, as of the date hereof, $25,000.

     (d) The current value of all vested Accrued Benefits under all Employee Benefit Plans, other than multi-employer plans, as of the date of this Agreement, did not exceed the then Current Value of the assets of such Plans allocable to such vested Accrued Benefits by more than $25,000. For purposes of the representation in the preceding sentence, (i) the term "Current Value" has the same meaning as in section 4062(b)(1) of ERISA and the term "Accrued Benefit" has the meaning specified in Section 3 of ERISA.

           (e) Each "group health plan" (within the meaning of Section 162(i)(3) of the Code) maintained by each of the Sellers has been administered in compliance with the continuation coverage requirements contained in the Consolidated omnibus Budget Reconciliation Act of 1985 and as provided under Section 162(k) of the Code and all regulations promulgated or proposed thereunder.

     7.17  Accounts Receivable.  All Accounts Receivable are listed on Schedule
7.17. The Accounts Receivable represent transactions actually made in the ordinary course of business and relate to events, transactions or services occurring or scheduled to occur at the Complex, and are current and collectible without discount. Each of the Accounts Receivable listed on Schedule 7.17 will be collected in full, without any set-off or counter claim, within 90 days after the Closing Date (provided that the Company complies with its collection efforts obligations under paragraph 9.2 below) except as noted on Schedule
7.17. With respect to the Accounts Receivable listed on Schedule 7.17 as "collection doubtful within 90 days" (the "Slow Accounts"), such Slow Accounts will be collected in full, without any set off or counterclaims, within 120 days after the Closing Date provided that the Company complies with its collection efforts obligations under paragraph 9.2 below and subject to an allowance of $25,000 for uncollectible Slow Accounts. Except as disclosed on
Schedule 7.17, since December 31, 1996 no Accounts Receivable of Sellers have been written off as uncollectible.

     7.18 Inventory. All inventories of Sellers reflected in the balance sheet included with the Financial Statements consist of a quality and quantity usable and salable in the ordinary course of business without material discount or reduction, except for items of obsolete materials and materials of below-standard quality, all of which have been written down on Sellers' June
30, 1997 balance sheet to realizable market value or for which adequate reserves have been provided therein.

     7.19 Taxes. Each of the Sellers has duly and timely filed, within applicable extension periods, all tax reports and returns required to be filed by it and Sellers have duly and timely paid all taxes with respect to the business of the Sellers by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the tangible and intangible properties, leasehold interests, income, franchises, licenses, sales or payrolls of Sellers); and there are no tax liens or encumbrances upon any property or assets of Sellers except liens for current taxes not yet due. The federal partnership tax returns of Sellers have never been audited by the Internal Revenue Service. Except to the extent set forth in Schedule 7.19, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal partnership tax return for any period. Copies of all partnership tax returns for Sellers in respect of all years not barred by the statute of limitations have heretofore been delivered by Sellers to Purchaser and all such returns are listed in Schedule 7.19.

     7.20 Insurance. Schedule 7.20 contains an accurate and complete description of all material policies of fire, liability, workmen's compensation, errors and omissions and other forms of insurance owned or held by Sellers immediately prior to the Transfer Time. Immediately prior to the Transfer Time, all such policies were in full force and effect, all premiums due and payable with respect thereto covering all periods up to and including the date of the Closing had been paid, and no written notice of cancellation or termination had been received with respect to any such policy. Immediately prior to the Transfer Time, such policies were sufficient for compliance with all requirements of law and of all agreements to which either Seller was a party; were valid, outstanding and enforceable policies; provide insurance coverage customary in Sellers' industry for the assets and operations of Sellers; will remain in full force and effect through the respective dates set forth in Schedule 7.20 without the payment of additional premiums. Schedule
7.20 identifies all risks which Sellers designated as being self-insured. Neither Seller has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

     7.21 Certain Transactions. Except as set forth in Schedule 7.21, or elsewhere set forth herein, there was no transaction or contractual relationship relating to the Transferred Assets and existing immediately prior to the Transfer Time, to which either Seller was a party and in which any partner or officer of Sellers or any affiliate of Sellers had a direct or indirect material interest.

     7.22 Accounting Practices. Each Seller makes and keeps accurate books and records reflecting its assets and operations in accordance with generally accepted accounting principals consistently applied ("GAAP") and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with proscribed policies and with management's authorization, (ii) all valid transactions are properly valued and timely and accurately recorded so as to permit timely preparation of financial statements in accordance with GAAP, (iii) access to the assets of such Seller is permitted only in accordance with proscribed policies and management's authorization and (iv) the reported accountability of the assets of such Seller is compared with existing assets at reasonable intervals.

     7.23 Certain Disclosures. Schedule 7.23 sets forth the following information with respect to the period immediately prior to the Transfer Time:

                 (i) a list of all officers and other employees and consultants of each Seller whose current annual salary or rate of compensation (including committed or anticipated bonus and incentive compensation) was more than $50,000 or to whom either Seller had loaned more than $25,000 reflecting on such list the amount and nature of all cash and non-cash compensation;

                 (ii) a list of all officers and other employees and consultants of either Seller who were receiving or are entitled to receive any payment

           (other than salaries, expense reimbursements, bonuses, merit and incentives compensation) indicating on such list the amount and nature of each payment; and

                 (iii) a list of all vehicles owned or leased by either Seller or which was otherwise used in connection with the operation of the business of either Seller.

     7.24 Labor Agreements and Policies. Immediately prior to the Transfer Time, neither Seller was a party to or bound by any collective bargaining agreement. Each Seller had complied with all applicable federal and state laws with respect to hours worked by, working conditions and any payments made to its employees and the classification of individuals performing services for each Seller as an employee or independent contractor.

     7.25 Schedules. All lists or other statements, information or documents set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement shall be deemed to be representations and warranties of the parties making them with the same force and effect as if such lists, statements, information and documents were set forth herein. Any list, statement, document or any information set forth in or attached to any Schedule delivered or required to be delivered pursuant to this Agreement shall be deemed to constitute disclosure for any other Schedule delivered or to be delivered pursuant to this Agreement.

     7.26 No Untrue Statements. No statement by either Seller contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein contained not misleading.

     7.27 Adequacy of the Transferred Assets. The Transferred Assets are all of the property, real and personal, tangible and intangible, used by Sellers in connection with the ownership and operation of the Complex, and are sufficient in all material respects to operate and maintain such business in the manner it was conducted by Sellers prior to the Transfer Time. Nothing contained herein shall limit Sellers' rights with respect to the Excluded Assets.

     7.28 Tickets. Included as part of the Transferred Assets are all of Sellers' ticket inventory and ticket stock. Except as contemplated by this Agreement or reflected on Schedule 7.28 or any other Schedule hereto, Sellers have not issued any free tickets with respect to any motorsports or other events scheduled to occur on or after the Closing Date. Sellers have maintained accurate and complete records of all tickets sold prior to the Closing Date for motorsports and other events scheduled to occur after the Closing Date.

     7.29 Grandstand Bleachers. There are currently located at the Complex permanent grandstand bleachers which can provide seating for approximately 35,924 patrons and temporary grandstand bleachers which can provide seating for approximately 25,000 patrons. In addition, there are grandstand bleachers stored outside the Complex which can provide seating for 25,000 patrons and which are available for the exclusive use of the Sellers with respect to events to be held at the Complex. All the grandstand bleachers identified above (the "Bleachers") are in a good state of maintenance and repair. All the Bleachers are owned by the City of Homestead. After the Closing so long as the Company is the lessee under the Homestead Lease, except as otherwise specified in the City of Homestead Lease, the Company shall have the exclusive use of the Bleachers with respect to events held at the Complex without any charge for such use.

     7.30 List of Customers. Except for the transaction contemplated by this Agreement, Sellers have not sold, rented or exchanged all or any portion of their list of purchasers of tickets for motorsports events held or to be held at the Complex.

     7.31 Company Membership. Immediately prior to the Closing, the Sellers shall be the sole members of the Company and, except as contemplated by this Agreement, the limited liability company interests of each of the Sellers shall be free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively "Claims"). Except as contemplated by this Agreement, at the Closing there will be no outstanding options or other rights, agreements or commitments to admit any new members to the Company or to transfer or assign any limited liability company interests in the Company. At the Closing the Sellers shall assign and convey to the Purchasers valid and marketable title to the Membership Interests free and clear of any and all Claims. At the Closing the Purchasers shall be admitted as members of the Company.

     7.32 Minimum Equity Balances. The minimum equity balance to be transferred by Sellers to the Company shall be $8,870,370. The maximum liabilities to be transferred by Sellers to the Company shall be (i) $18,500,000 for the Chase Manhatten Bank loan specified in paragraph 6.5(d),
(ii) $2,846,068 for the H. Group Note specified in paragraph 6.5(e), (iii) $8,200,000 for the Turn Project specified in paragraph 6.5(g) and (iv) other current liabilities in an amount equal to the sum of the amount of current assets being transferred by Sellers to the Company plus $2,100,000.

     7.33 No Additional Warranties. The Sellers are not making any representation or warranty, express or implied, of any nature whatsoever, with respect to the Sellers or their business, except for representations or waranties expressly set forth in this Agreement.

     7.34 Conduct of Business After the Transfer Time. From the Transfer Time until the Closing Date, except as contemplated by this Agreement or with the prior written consent of ISC and PMI, Sellers will not permit the Company to :
(i) take any action to amend the Company's Operating Agreement from the form attached as Exhibit B hereto; (ii) admit any new members of the Company; (iii) incur any contractual obligation or liability (absolute or contingent) except liabilities incurred, and obligations arising under contracts entered into in the ordinary course of business; (iv) declare or make any payment or distribution to any members of the Company in their capacity as members of the Company; (v) mortgage, pledge, or subject to any lien, charge or any other encumbrance (except for existing floating liens or mechanic's or similar liens) any of its assets, tangible or intangible; (vi) sell, assign, or transfer any of its tangible or intangible assets, except in the ordinary course of business; (vii) cancel any debts or claims, except in the ordinary course of business; (viii) merge or consolidate with or into any other entity; (ix) make, accrue or become liable for any bonus, profit sharing or incentive payment except for payments or accruals under existing plans, or increase the rate of compensation payable or to become payable by them to any of its officers, employees or members; (x) enter into any lease, contract, agreement or understanding other than in the ordinary course of business; (xi) enter into any contract, employment relationship or arrangement with any agent or consultant other than in the ordinary course of business; (xii) commence to do business outside the State of Florida; (xiii) waive any rights of material value; (xiv) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount; (xv) take any action or fail to take any action constituting a breach or default under any material contract, indenture or agreement by which it is bound; (xvi) fail to use its reasonable efforts to preserve the possession and control of its assets and business, to keep in faithful service its present officers and key employees, to preserve the goodwill of its licensers, customers, agents, consultants and others having business relations with them, and to keep and preserve its business existing on the date hereof; (xvii) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, furniture and equipment; (xviii) make any further additions to its properties or further purchases of equipment, except in the ordinary course of business or except to maintain such property or equipment; (xix) pay or discharge any claim or lien, except in the ordinary course of business; (xx) write-off any accounts receivable as uncollectible; (xxi) fail to preserve the Proprietary Rights; or (xxii) change any of its current accounting practices.

     8.  REPRESENTATIONS OF ISC  AND PMI

     ISC and PMI severally, but not jointly, represent and warrant to Sellers:

     8.1 Organization and Authority. Each is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, each has all requisite corporate power and authority to own its properties, to carry on its businesses as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     8.2 Authorization of Agreement. The execution and delivery of this Agreement by ISC and PMI and the consummation by each of them of all obligations contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and any other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby constitute the valid and legally binding obligations of each of them, enforceable against it in accordance with their respective terms.

     8.3 Litigation. Except as set forth on Schedule 8.3, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any federal, state, municipal or foreign jurisdiction, of any kind now pending or, to the best of knowledge of either ISC or PMI, threatened or proposed in any manner, or, to the knowledge of either ISC or PMI, any circumstances which reasonably form the basis of any such action, suit, proceeding or investigation, involving either of them or any of their properties or assets that (i) questions the validity of this Agreement, or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by either ISC or PMI under this Agreement.

     8.4 Governmental Approvals. There are no governmental approvals or authorizations required by either ISC or PMI with respect to the performance of their obligations under this Agreement.

     8.5 No Violation. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by each of them will not, with or without the giving of notice and/or the passage of time, violate any provisions of law applicable to either of them or conflict with or result in the breach or termination of any provision of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets pursuant to any corporate charter, by-law, indenture, mortgage, deed of trust or other agreement or instrument to which either ISC or PMI is a party or by which it is or may be bound.

     8.6 Brokers. Neither ISC nor PMI has engaged any person or entity to act as a broker or finder with respect to the transaction contemplated by this Agreement.

     8.7 Investment Representations. ISC or the ISC Affiliate will acquire the ISC Interest for its own account for investment and not with a view to the resale or distribution thereof. The entity acquiring the ISC Interest will not transfer or otherwise dispose of the ISC Interest, or any interest therein, in such manner as to violate any provisions of the 1933 Act, or of any applicable state securities laws regulating the disposition thereof. PMI or the PMI Affiliate will acquire the PMI Interest for its own account for investment and not with a view to the resale or distribution thereof. The entity acquiring the PMI Interest will not transfer or otherwise dispose of the PMI Interest, or any interest therein, in such manner as to violate any provisions of the 1933 Act, or of any applicable state securities laws regulating the disposition thereof.

     9.   ADDITIONAL AGREEMENTS

     9.1 Further Assurances. From and after the Closing Date, Sellers shall take all such steps as may be necessary to put the Company in actual possession and operating control of the Transferred Assets, and Sellers agree that at any time or from time to time after the Closing Date, upon the request of the Company, Sellers will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as the Company may reasonably require to vest more effectively in the Company good and marketable title to any of the Transferred Assets and to reasonably assist and cooperate in collection of any of the the Accounts Receivable. Without limiting the generality of the foregoing, at the option of the Company, Sellers shall participate in taking such action as may be necessary to substitute the Company for Sellers as plaintiff or claimant of record in any action, suit, proceeding or claim by Sellers with respect to or based upon or arising out of the business of Sellers to the extent that such substitution will not materially adversely affect any such action, suit, proceeding or claim, in which event Sellers shall remain as plaintiff or claimant with counsel approved by the Company on behalf of and for the benefit of the Company. In the event that Sellers remain as plaintiff or claimant, Sellers shall remit to the Company all amounts paid to Sellers on account of any judgment, order, settlement or payment resulting from any such action, suit, proceeding or claim and the Company shall bear the costs and expenses incurred by Sellers after the Closing in connection therewith. In no event shall the Sellers be obligated to expend more than $50,000 after Closing with respect to out-of-pocket expenses incurred in fulfilling obligations under the terms of this paragraph 9.1. At any time or from time to time after the Closing, the Company shall, at the request of Sellers, execute and deliver any further instruments or documents and take all such further action as Sellers reasonably request in order to evidence the consummation of the transactions contemplated hereby.

     9.2 Accounts Receivable Collection. The Company shall exercise its reasonable commercial efforts to collect the Accounts Receivable but shall not be obligated to initiate litigation as part of such collection efforts. All payments received by the Company after the Transfer Time from third parties who are the obligors on the

Accounts Receivable shall be applied to the oldest remaining Accounts Receivable for such third party unless otherwise indicated on any remittance advice from such third party which accompanies such payment. Any Account Receivable which remains unpaid after 90 days from the Closing (or after 120 days from the Closing with respect to the Slow Accounts), and with respect to which the Purchasers or the Company obtain payment from Sellers under paragraph 13.1, shall be reassigned to Sellers for collection by Sellers for their own account.

     9.3 Retained Information. From and after the Closing Date, the Sellers shall not retain any records or other documents related to the business or operations of the Complex prior to the Effective Time (the "Transferred Business Records") other than records or other documents which constitute part of the Excluded Assets. For a minimum of five (5) years after the Closing, the Company shall maintain and make available to Sellers the Transferred Business Records for inspection and copying to the extent Sellers require access to such records in response to tax audits or other reasonable business necessity provided that such records shall not be used in a manner which is detrimental to the interests of the Company. For a minimum of five (5) years after the Closing, the Sellers shall maintain and make available to the Company the Retained Business Records for inspection and copying to the extent the Company requires access to such records for reasonable business necessity provided that such records shall not be used in a manner which is detrimental to the interests of the Sellers. Nothing contained in this paragraph 9.3 shall restrict either Sellers or the Company from obtaining access to the Transferred Business Records or the Retained Business Records incident to discovery in litigation to which the Company or Sellers are parties and utilizing such records with respect to any such litigation.

     9.4 Publicity. No party to this Agreement shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal, state or foreign governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

     9.5   Special Provisions Addressing Deferred Income and Prepaid Event
Expenses.

           9.5.1 The parties hereto acknowledge that inherent in the operation of Sellers' business prior to the Effective Time was (i) the action of selling admission tickets, sponsorships, signage, suite rentals and other revenue items which are either specific to an event or specific to a period of time, and typically, many of these sales are made and payment is received in advance of the event or time period, and (ii) the necessity from time to time to prepay certain expenses which are directly related to a future event, including, but not necessarily limited to, advertising or promotional expenses.

           9.5.2 The parties hereto also acknowledge that GAAP requires (i) sales made in advance of a specific event or time period to be recorded on the balance sheet as a liability, hereinafter referred to as "Deferred Income", and
(ii) material expenses paid in advance of a specific event be recorded in the balance sheet as an asset, hereinafter referred to as "Prepaid Event Expense".

           9.5.3 Sellers warrant that (i) sales made or contracts entered into in advance of the Effective Time that relate to obligations that the Company must perform subsequent to the Effective Time, have been recorded on the Sellers' combined balance sheet as Deferred Income. Furthermore, Schedule 9.5 accurately lists the components of Deferred Income as of the Effective Time and, (ii) all material expenses paid by Sellers prior to the Effective Time that directly relate to events which are scheduled to occur subsequent to the Effective Time have been accounted for on the Sellers' balance sheet as Prepaid Event Expenses. Furthermore, Sellers warrant that
Schedule 9.5 is a complete and accurate list of Prepaid Event Expenses as of the Effective Time, and that these Prepaid Event Expenses represent direct costs relating to scheduled events that will occur subsequent to the Effective Time. Furthermore, Sellers warrant that the Prepaid Event Expenses listed on
Schedule 9.5 do not include any allocation of indirect expenses, including, but not necessarily limited to, selling, general and administrative expenses.

     9.6 Definition of Material. Except to the extent that different criteria are specified with respect to a specific paragraph of this Agreement, an event, occurrence or circumstance will be deemed to be "material" with respect to a party if such event, occurrence or circumstance causes or is reasonably likely to cause damage, loss or expense to such party in excess of $5,000.00.

     9.7  Limitation on Transfer of Membership Interests.

          9.7.1 Sanchez Membership Interest. Sanchez and the Sellers agree that, except as is contemplated by this Agreement, they will not transfer or permit to be transferred the Sanchez Membership Interest, as that term is defined below, as long as the call option for the Sanchez Membership Interest specified in paragraph 25.4 is outstanding.

          9.7.1 Huizenga Membership Interest. Huizenga and the Sellers agree that, except as is contemplated by this Agreement, they will not transfer or permit to be transferred the Huizenga Membership Interest, as that term is defined below, as long as the call option for the Huizenga Membership Interest specified in paragraph 25.3 is outstanding.

     9.8 Additional Capital. Additional capital requirements of the Company arising after the Closing Date shall be determined by a Majority in Interest of the Members, as that term is defined in the Company's Operating Agreement, applying commercially reasonable business judgment and based on the reasonable business needs of the Company. In the event that the Company is not able to satisfy its additional capital requirements by loans from financial institutions on commercially reasonable terms, the Members of the Company shall be required to make additional capital contributions in proportion to their Percentage Interests in the Company as that term is defined in the Company's Operating Agreement. If a capital call is made on the Members of the Company prior to the expiration of the put option for the Sanchez Membership Interest specified in paragraph 25.2 below, ISC and PMI, upon request from Sanchez, will each advance to the Company, on behalf of the Member owning the Sanchez Membership Interest, one half of the cash call due from such Member until the aggregate of the advances made by ISC and PMI (the "Advances") on behalf of such Member total $1,000,000. The Advances will earn interest from the date of each Advance at the floating market rate charged to the party making the Advance by its principal lending bank. The Advances plus all accrued interest shall be secured by the Sanchez Membership Interest. Sanchez hereby consents that any proceeds from the sale of the Sanchez Membership Interest pursuant to the put option set forth in paragraph 25.2 or the call option set forth in paragraph
25.4 shall be applied first to pay in full the outstanding balance of the Advances plus all accrued interest.

     9.9 Huizenga Special Use Rights. For a period of ten years from the Closing or until the death of Huizenga, whichever shall occur first, Huizenga or an entity controlled by him will have the right to use the Complex four days per calendar year to entertain his employees and guests with a driving school. Huizenga's rights under this paragraph 9.9 shall be subject to the following limitations:

               (i) During the period between January 2 and January 31 of each calendar year, Huizenga shall request dates for the use of the Complex during such calendar year and the Company shall approve such dates if they do not interfere with other scheduled uses for the Complex. The Company shall be permitted to reschedule any date selected by Huizenga upon written notice given to Huizenga not less than 30 days prior to the scheduled date, for good cause as determined in the Company's commercially reasonable judgment. An example of good cause would be an alternative use for the Complex which would generate significant revenue for the Company. The Company shall work with Huizenga to arrive at rescheduled dates which are reasonably satisfactory to Huizenga and the Company. If the Company desires to reschedule any selected date upon less than thirty days notice, such rescheduling shall be subject to Huizenga's consent, which consent shall not be unreasonably withheld or delayed provided such rescheduling is necessary to permit the Company to schedule an alternative use for the Complex which would generate significant revenue and if another proximate date is available and reasonably satisfactory to Huizenga. No rescheduling of Huizenga use dates shall be requested by Company within fifteen days of the scheduled date.

             (ii) Huizenga shall pay all direct costs arising out of his use of the Complex.

             (iii) Huizenga shall comply with all reasonable requirements adopted by the Company from time to time relating to the use of the Complex including requirements related to facility operations and required insurance coverage.

             (iv) The Company will have the right to approve on an annual basis the driving school to be selected by Huizenga, such approval not to be unreasonably withheld or delayed.


     10. CONDITIONS TO OBLIGATIONS OF PURCHASERS.

     The obligations of Purchasers under this Agreement are subject, at the Closing Date, to the fulfillment in all respects of the following conditions precedent, each of which may be waived in writing at the sole discretion of
Purchasers:

     10.1 Continued Truth of Representations and Warranties. Each of the representations and warranties of Sellers in this Agreement shall be true in all material respects on and as of the Closing Date, and Sellers shall have performed and complied in all material respects with all of the terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date.

     10.2 Certificate. Sellers shall have delivered to Purchasers a certificate addressed to Purchasers and executed by general partners of Sellers dated the Closing Date in the form attached hereto as Exhibit F.

     10.3 Consents of Third Parties. Sellers shall have received and delivered in writing to the Company or the Purchasers all requisite waivers, consents and approvals of the City of Homestead, Sun Trust with respect to the asignment to the Company of the Homestead Lease, of all third parties set forth on Schedule
10.3 hereto, and any other third parties whose waiver, consent or approval is required to be obtained by Sellers to consummate the transactions contemplated hereby but which were not listed on Schedule 3 hereto, in form satisfactory to Purchasers.

     10.4 Absence of Challenge. At or prior to the Closing Date no material action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever other than Purchasers against any of the parties hereto, or any partner, officer, employee or other representative of Sellers with respect to this Agreement or any transaction provided for herein or connected herewith, whether preceding the execution and delivery of this Agreement or arising subsequently.

     10.5 Opinion of Sellers' Counsel. Purchasers shall have received the opinion dated the Closing Date of Akerman, Senterfitt & Eidson, P.A., counsel for Sellers, substantially in the form of Exhibit G attached hereto and otherwise in form and substance satisfactory to Purchasers.

     10.6 Litigation. No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or governmental body or agency of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or governmental body or agency of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

     10.7 Transfer of Liquor License. The Company shall have been successful in obtaining in the name of the Company's designated concession operator a liquor license of the same class as is currently held by Sellers or their third party concession operator with respect to the sale of alcoholic beverages at the Complex.

     10.8 Sanctions and Sponsorship Agreements. All material existing sanction agreements and sponsorship agreements with respect to motorsports events scheduled to occur at the Complex after the Closing Date shall have been duly assigned to the Company.

     10.9 Opinion of Homestead's Counsel. Sellers shall have delivered to Purchasers an opinion of legal counsel to the City of Homestead in a form reasonably satisfactory to Purchasers, stating that the amendment to the Homestead Lease in the form attached as Exhibit E and the Homestead Lease have been duly authorized by all requisite legal action by the City of Homestead and are valid and binding legal contracts of the City of Homestead which after the Closing will be enforceable by the Company in accordance with their terms.

     10.10 Financing. The financing or refinancing specified in paragraphs 6.5(b) and 6.5(d) shall have been obtained.

     10.11 Other Actions to be Taken. All actions listed in paragraph 6.5 hereof to be performed by Sellers, Sanchez or Huizenga shall have been taken and any necessary governmental approvals to the transactions to occur at the Closing shall have been obtained.

     11.  CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers under this Agreement are subject, at the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the discretion of Sellers:

     11.1 Continued Truth of Representations and Warranties. The representations and warranties made by Purchasers in this Agreement shall be true in all material respects on and as of the Closing Date, and Purchasers shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     11.2 Certificate. Purchasers shall have delivered to Sellers a certificate addressed to Sellers and executed by an authorized officer of Purchasers dated the Closing Date to the effect set forth in Exhibit H.

     11.3 Litigation. No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or governmental body or agency of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or governmental body or agency of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

     11.4 Opinion Of Purchaser's Counsel. Sellers shall have received the opinion dated the Closing Date of Black, Crotty, Sims, Hubka, Burnett, Birch and Samuels, L.L.P., counsel for ISC and Robert H. Kurnick, Jr. Esq., counsel for PMI, in the form attached hereto as Exhibit I and otherwise in form and substance satisfactory to Seller.

     11.5 Absence of Challenge. At or prior to the Closing Date no material action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever, other than Sellers, against any of the parties hereto, or any partner, officer, employee or other representative of Purchasers with respect to this Agreement or any transaction provided for herein or connected herewith, whether preceding the execution and delivery of this Agreement or arising subsequently.

     11.6 Governmental Approvals. Any necessary governmental approvals to the transactions to occur at the Closing shall have been obtained.

     12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     12.1 Survival of Sellers' Warranties. Any investigation or examination by Purchasers of the business, properties or affairs of Sellers shall not affect the representations and warranties of Sellers herein contained, and the respective representations and warranties of the parties herein contained shall survive the Closing. All such representations and warranties shall expire and be terminated and extinguished on the second anniversary of the Closing Date, except as to particular claims submitted in writing prior to said expiration date, and also except as to the representations and warranties of Sellers contained in paragraph 7.19 which shall continue in effect until the applicable Statute of Limitations has expired.

     12.2 Survival of Purchasers' Warranties. Any investigation or examination by Sellers of the business, properties or affairs of Purchasers shall not affect the representations and warranties of Purchasers herein contained, and the respective representations and warranties of the parties herein contained shall survive the Closing. All such representations and warranties shall expire and be terminated and extinguished on the second anniversary of the Closing Date.

     13. INDEMNIFICATION

     13.1 Indemnification by Sellers. Each Seller, Sanchez and Huizenga, severally but not jointly, agrees to indemnify Purchasers and the Company and hold them harmless from any loss, damage or expense (including reasonable attorneys' fees) which Purchasers, the Company or any of their officers, directors, parents or subsidiaries or other affiliates, actually incur (to be offset by applicable insurance recovery obtained), suffer or become liable for as a result of or in connection with (a) the inaccuracy or breach of any agreement, representation or warranty of Sellers, Sanchez or Huizenga contained in this Agreement, any Exhibit or Schedule to be delivered pursuant hereto occurring or developing during the period of survival of such agreement, representation or warranty including any claims by any third parties alleging facts or circumstances which, if true, would constitute such inaccuracy or breach; (b) failure to pay any sales or use tax liability of the Sellers for periods through the Transfer Time; (c) any assertion against the Company or Purchasers of any claim or liability of Sellers not expressly assumed hereunder by the Company or Purchasers; (d) unless expressly assumed by the Company or the Purchasers hereunder, the assertion against the Company or Purchasers by any person, firm, governmental agency or corporation of any obligation or liability of Sellers accruing on or prior to, or existing at, the Transfer Time and thereafter accrued, including without limitation, tax claims or liabilities; (e) failure of Sellers to obtain necessary consents to assignment of any of the Transferred Assets to the extent required by this Agreement; or
(f) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing or in enforcing this indemnity. Purchasers and the Company shall give Sellers, Sanchez and Huizenga prompt written notice of any claim, suit or demand which Purchasers or the Company believe will give rise to indemnification by Sellers, Sanchez or Huizenga under this paragraph; provided, however, that the failure to give such notice shall not affect the liability of Sellers, Sanchez or Huizenga hereunder unless the failure to give such notice adversely and materially affects the ability of Sellers, Sanchez or Huizenga to defend themselves against a claim or to cure the breach or inaccuracy giving rise to the claim for indemnification on account thereof. Except as hereinafter provided, Sellers, Sanchez and Huizenga shall have the right to defend and to direct the defense against any such claim, suit or demand, in their names or in the name of Purchasers or the Company at Sellers', Sanchez's and Huizenga's option and with counsel of Sellers', Sanchez's and Huizenga's own choosing, which counsel shall be reasonably satisfactory to Purchasers. Purchasers and the Company shall, at Sellers', Sanchez's and Huizenga's expense, cooperate in the defense of any such claim, suit or demand. If Sellers, Sanchez and Huizenga within reasonable time after notice of a claim, fail to defend Purchasers or the Company or if, in the good faith judgment of Purchasers, the facts giving rise to indemnification hereunder shall involve a possible claim by Purchasers or any of their affiliates or the Company against a third party, or the facts concern a claim constituting or challenging any material rights or assets of Sellers acquired by the Company pursuant to this Agreement or seeking an injunction or other equitable relief against the Company, the Purchasers or any of their affiliates, Purchasers and the Company shall be entitled to have separate counsel undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Sellers, Sanchez and Huizenga, subject to the right of Sellers, Sanchez and Huizenga to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against Purchasers or the

Company, provided Sellers, Sanchez and Huizenga will not, without Purchaser's written consent (not to be unreasonably withheld) settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Purchasers and the Company a release from all liability in respect of such claim. No right or remedy conferred in this paragraph is intended to be exclusive of any other right or remedy available, now or hereafter at law or in equity or otherwise, to the parties hereto. Any payments due to Purchasers or the Company under the terms of this paragraph 13.1 shall be made first from the escrow account specified in paragraph 6.3 above until the balance in the escrow account has been exhausted. Except as specified below, any balance in the escrow account (including any interest earned thereon) shall be distributed to Sellers on the first anniversary of the Closing. In the event that prior to the first anniversary of the Closing, Purchasers have given notice to Sellers of an indemnification claim which remains outstanding on the first anniversary of the Closing, then until such claim is finally resolved, there shall continue to be held in escrow an amount equal to the amount of the unresolved claim, and any excess escrow balance shall be distributed to the Sellers on the first anniversary of the Closing.

     13.2 Indemnification by Purchasers. Each Purchaser, severally and not jointly, agrees to indemnify Sellers and hold Sellers harmless from any loss, damage or expense (including reasonable attorneys' fees) which Sellers actually incur (to the extent not covered by insurance recoveries obtained), suffer or become liable for as a result of or in connection with the inaccuracy or breach of any agreement, representation or warranty of such Purchaser contained in this Agreement occurring or developing during the period of survival of such agreement, representation or warranty including any claims by any third party alleging facts and circumstances which, if true, would constitute such inaccuracy or breach. The Company and each Purchaser, severally and not jointly, agree to indemnify Sellers and hold Sellers harmless from any loss, damage or expense

(including reasonable attorneys' fees) which Sellers actually incur (to the extent not covered by insurance recoveries obtained), suffer or become liable for as a result of or in connection with (a) any assertion against Sellers of any claim or liability of the Company accruing on or after the Closing Date or arising out of the operation of the Complex after the Closing Date or arising out of the Company's failure to satisfy the Assumed Obligations; or (b) the assertion against Sellers by any person, firm, governmental agency or corporation of any obligation or liability of the Company occurring after the Closing Date and thereafter occurred, including without limitation, tax claims or liabilities. Sellers shall give Purchasers and the Company prompt written notice of any claim, suit or demand which they believe will give rise to indemnification under this paragraph; provided, however, that the failure to give such notice shall not affect the liability of the indemnifying party hereunder unless the failure to give such notice adversely and materially affects the ability of the indemnifying party to defend itself against a claim or to cure the breach or inaccuracy giving rise to the claim for indemnification on account thereof. Except as hereinafter provided, the indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the names of Sellers at the indemnifying party's expense and with counsel of the indemnifying party's own choosing, which counsel shall be reasonably satisfactory to Sellers. Sellers shall, at the indemnifying party's expense, cooperate in the defense of any such claim, suit or demand. If the indemnifying party, within reasonable time after notice of a claim, fails to defend Sellers or if, in the good faith judgment of Sellers, the facts giving rise to indemnification hereunder shall involve a possible claim by Sellers or any of their affiliates against a third party seeking an injunction or other equitable relief against Sellers or any of their affiliates, Sellers shall be entitled to have separate counsel undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against Sellers, provided the indemnifying party will not, without Sellers' written consent (not to be unreasonably withheld or delayed), settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Sellers a release from all liability in respect of such claim. No right or remedy conferred in this paragraph is intended to be exclusive of any other right or remedy available, now or hereafter at law or in equity or otherwise, to the parties hereto.

     13.3 Maximum Liability. The aggregate liability of the Sellers under the terms of paragraph 13.1 shall not exceed the amount of the Purchase Price
(which amount shall be reduced dollar for dollar for any amounts paid by Sanchez and Huizenga under paragraph 13.1), and the personal liability of Sanchez and Huizenga under the terms of paragraph 13.1 shall be limited to $11,800,000 for each individual; provided, however, that the limitations set forth in this paragraph 13.3 shall not apply to losses resulting from intentional fraud or misrepresentation. The aggregate liability of the Company under the terms of Section 13.2 shall not exceed the amount of the Purchase Price, and the aggregate liability of each of the Purchasers under the terms of paragraph 13.2 shall be limited to $11,800,000; provided, however, that such limitation set forth in this paragraph 13.3 shall not apply to losses resulting from intentional fraud or misrepresentation.

     13.4 Initial Threshold. Neither the Sellers, Sanchez and Huizenga under the terms of paragraph 13.1 nor the Purchasers under the terms of paragraph
13.2 shall be obligated to indemnify any other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Twenty-Five Thousand Dollars ($25,000.00) (the "Threshold"), which excess amount shall be recoverable in accordance with the terms of paragraph 13.1 and paragraph 13.2 above. The Sellers' allowance for Slow Accounts specified in paragraph 7.17 shall be in addition to the threshold amount.

     14.  EFFECTIVENESS OF THIS AGREEMENT

     This Agreement shall become effective upon the execution and delivery of this Agreement (or counterpart thereof) by all parties hereto and shall not be binding upon any party executing this Agreement (or counterpart thereof) until executed by all parties hereto.

     15.  BROKERS

     15.1 For Sellers. Sellers agree, jointly and severally, to indemnify and hold harmless Purchaser against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Sellers.

     15.2 For Purchasers. Purchasers agree to indemnify and hold harmless Sellers against any claims or liabilities asserted against any of them by any person acting or claiming to act as a broker or finder on behalf of Purchasers.

     16.  EXPENSES AND ATTORNEY'S FEES

     Except as may otherwise be expressly provided herein, Purchasers on the one hand and Sellers on the other hand shall pay their own expenses in connection with this Agreement and the transactions contemplated hereby, including attorneys' and accountants' fees. In the event of any dispute arising under this Agreement, the prevailing party shall be permitted to recover its attorney's fees.

     17.  SALES, USE, TRANSFER AND OTHER TAXES

     Sellers and Purchasers shall each pay one half of all sales/use taxes, transfer taxes of any nature, notarial fees, documentary tax stamps, other taxes or surtaxes and recording fees incurred in connection with the consummation or the transactions contemplated hereby specifically including the transfer of the Homestead Lease to the Company. Nothing contained herein shall limit Purchasers' obligations under paragraph 3.3 hereof.

     18. COVENANT NOT TO COMPETE

     Huizenga hereby covenants and agrees that for a period of five (5) years from and after the Closing Date, he will not, except as permitted below or with the express written consent of Purchasers, directly or indirectly engage, participate or invest in or assist, as owner, part-owner, shareholder, partner, director, trustee, independent contractor, agent or consultant, or in any other capacity, in any business organization engaged in the business (a "Competitive Business") of staging or promoting motorsports events or operating a motorsport facility in any State where ISC or PMI or any of their affiliate operates a motorsports facility or shall commence to operate a motorsports facility after the Closing Date; provided, however, that the foregoing restrictions shall not restrict Huizenga's participation in any competitive enterprise the shares of which are publically traded through NASDAQ or on a national securities exchange.

     Huizenga covenants and agrees that for a period of five (5) years from the Closing Date, he will not, without the express written consent of Purchasers, hire, or attempt to hire for employment, in any business venture, any person who was an employee of the Company on the date of termination of such employee's employment by the Company, or within the two (2) year period immediately preceeding such date, or attempt to influence any such person to terminate such employment; or in any other manner interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its customers, suppliers or employees.

     In making this undertaking Huizenga understands and agrees that it is of the essence of this Agreement and that his willingness to make and carry out this covenant not to compete with the Company for the aforementioned period stated therein has induced Purchaser to enter into this Agreement. Without prejudice to the right of Purchaser or the Company to seek an award for damages for any breach of this covenant by Huizenga, this covenant shall be specifically enforceable by way of injunctive relief without the requirement of posting a bond, which requirement is specifically waived by Huizenga. It is the express opinion and intention of the parties hereto that they shall be bound by the provisions of said covenant not to compete and the parties hereto each agree that said covenant is reasonable and appropriate in light of the transaction set forth herein, the consideration being paid therefor and the purpose of this Agreement.

     19.  NOTICES

     Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy, addressed as follows or to such other address of which the parties may have given notice in accordance with this paragraph 19:

      a.    In the case of ISC:

            International Speedway Corporation
            1801 West Speedway Boulevard
            Daytona Beach, Florida  32114-1243
            Attn: W. Garrett Crotty, Esq., Corporate Counsel
            Telecopy:  (904) 947-6884

            with a copy to:

            Miller, Cassidy, Larroca, & Lewin, L.L.P.
            2555 M. Street, N.W.
            Washington, D.C. 20037-1302
            Attn:   John Cassidy, Esq.
            Telecopy: (202) 293-6610

            and:

            Black, Crotty, Sims, Hubka, Burnett, Birch and Samuels, L.L.P. Sun Trust Bank
            501 North Grandview Avenue, Third Floor
            Daytona Beach, FL  32118
            Attn:  Random R. Burnett, Esq.
            Telecopy:  (904) 253-8198

     b.     In the case of PMI:

            Penske Motorsports, Inc.
            c/o Penske Corporation
            13400 Outer Drive, West
            Detroit, MI  48239-4001
            Attn: Robert H. Kurnick, Jr., Esq.
            Assistant General Counsel
            Telecopy:  (810) 614-1125

     c.     In the case of the Company:

            Homestead-Miami Speedway LLC
            1801 International Speedway Boulevard
            Daytona Beach, Florida 32114

     d.     In the case of Sellers:

            Miami Motor Sports Joint Venture
            Homestead Motor Sports Joint Venture
            One Speedway Boulevard
            Homestead, FL  33015
            Attn:  Rafael A. Sanchez
            Telecopy:   (305) 230-5221

            with a copy to:

            Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. 1221 Brickell Avenue
            Miami, FL  33131
            Attn:  Rebecca Orand, Esq.
            Telecopy:  (305) 579-0717

            and

            Akerman, Senterfitt & Eidson, P.A.
            Suntrust International Center
            28th Floor, One S.E. 3rd Avenue
            Miami, FL  33131-1704
            Attn:  Stephen Roddenberry, Esq.
            Telecopy:  (305) 374-5095

     e.     In the case of Rafael A. Sanchez:

            Mr. Rafael Sanchez
            One Speedway Boulevard
            Homestead, FL  33015
            Telecopy:  (305) 230-5221

            with a copy to:

            Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel
            1221 Brickell Avenue
            Miami, FL  33131
            Attn:  Rebecca Orand, Esq.
            Telecopy:  (305) 579-0717

      f.    The case of Wayne Huizenga
            Mr. Wayne Huizenga
            200 South Andrews Avenue, Sixth Floor
            Ft. Lauderdale, FL  33301

            Telecopy:  (954) 627-5030

            with a copy to:

            Akerman, Senterfitt & Eidson
            Suntrust International Center
            28th Floor, One S.E. 3rd Avenue
            Miami, FL  33131-1704

            Attn:  Stephen Roddenberry, Esq.
            Telecopy:  (305) 374-5095

     20.  SUCCESSORS

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Purchasers, on the one hand, and Sellers, on the other hand, shall not assign their respective obligations hereunder, without the prior written consent of the other parties provided, however, that each of the Purchasers shall be permitted to assign its rights and obligations hereunder to a subsidiary or other entity which is wholly owned by such Purchaser. In the event a Purchaser makes an assignment to one of its affiliates, such Purchaser shall guaranty to Sellers the obligations of such affiliate hereunder.

     21.  PARAGRAPH HEADINGS

     The paragraph headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     22.  GOVERNING LAW; CONSENT TO SERVICE

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such State). Each party hereto irrevocably consents to the jurisdiction of the courts of the State of Florida with respect to any action, suit or proceeding brought arising under this Agreement or any of the transactions or agreements contemplated herein and agree further that service of process of notice in any such action, suit or proceeding shall be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in paragraph 19 hereof.

     23.  ENTIRE AGREEMENT

     This Agreement, including all Schedules and Exhibits hereto, and all agreements to be delivered by the parties pursuant hereto represent 'he entire understanding and agreement between the parties hereto with respect to the subject matter hereof and, therefore, supersede all prior negotiations between such parties and cannot be amended, supplemented or changed orally, but only by an agreement in writing which makes specific reference to this Agreement or the agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

     24. COUNTERPARTS

     This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party shall sign at least one counterpart of this Agreement, all of which taken together shall constitute one and the same instrument.

     25.   PUT, CALL AND TAG ALONG RIGHTS

     25.1  Huizenga Put Option.

           (a) Upon written demand made at any time during the period commencing on July 1, 2001 and terminating on June 30, 2002, Huizenga shall have the right, but not the obligation, to require ISC (directly or through its designee) and PMI (directly or through its designee) to each purchase from him, or from an entity wholly owned by him, one half of the ten percent (10%) limited liability company interest in the Company owned by him or an entity wholly owned by him (the "Huizenga Membership Interest").

           (b) If during the period commencing immediately after the Closing Date and ending on July 1, 2001, the aggregate number of Units (as that term is defined in the Company's Operating Agreement) transferred by ISC and PMI (or the ISC Affiliate and the PMI Affiliate) and/or sold by the Company to new members exceeds fifty percent (50%) of the Units outstanding immediately after the Closing, Huizenga shall have the right, but not the obligation, to require ISC (directly or through its designee) and PMI (directly or through its designee) to each purchase from him, or an entity wholly owned by him, the Huizenga Membership Interest.

          (c) The purchase price for the Huizenga Membership Interest shall be $2,950,000, increased by the amount of any capital contributed to the Company after the Closing Date by the owner of the Huizenga Membership Interest, and decreased by the amount of any capital distributed by the Company to the owner of the Huizenga Membership Interest (other than distributions pursuant to Section 7.4 of the Company's Operating Agreement), plus interest on the $2,950,000 as increased or decreased from time to time as specified above, calculated from the Closing Date at the rate of seven and one half percent (7.5%) per annum. One half of the purchase price for the Huizenga Membership Interest shall be paid by each of the Purchasers or their designees. The closing for the purchase of the Huizenga Membership Interest shall occur within thirty (30) days after the demand to purchase the Huizenga Membership Interest specified in subparagraph (a) above.

          (d) The Company shall take all actions necessary or appropriate to reflect the transfer of the Huizenga Membership Interest after the purchase has been completed.

     25.2 Sanchez Put Option.

          (a) Sanchez (or his executor in the event of his death) shall have the right, but not the obligation, to require ISC (directly or through its designee) and PMI (directly or through its designee) to each purchase from him, or from an entity wholly owned by him, one half of the ten percent (10%) limited liability company interest in the Company owned by him or an entity wholly owned by him (the "Sanchez Membership Interest"). The foregoing right to require the purchase of the Sanchez Membership Interest may be exercised upon a written demand (the "Sanchez Demand") made (i) at any time during the six month period commencing July 1, 2001, (ii) at any time during the period commencing on January 1, 2002 and ending on September 30, 2005 provided that such demand must be made within six months after Sanchez is no longer employed by the Company or (iii) within six months after the death of Sanchez if he should die prior to July 1, 2005.

     (b) If during the period commencing immediately after the Closing Date and ending on July 1, 2001, the aggregate number of Units (as that term is defined in the Operating Agreement) transferred by ISC and PMI (or the ISC Affiliate and the PMI Affiliate) and/or sold by the Company to new members exceeds fifty percent (50%) of the Units outstanding immediately after the Closing, Sanchez shall have the right, but not the obligation, to require ISC (directly or through its designee) and PMI (directly or through its designee) to each purchase from him, or an entity wholly owned by him, the Sanchez Membership Interest.

     (c) The purchase price for the Sanchez Membership Interest shall be the greater of $2,950,000, increased by the amount of any capital contributed to the Company after the Closing by or on behalf of the owner of the Sanchez Membership Interest and decreased by the amount of any capital distributed by the Company to the owner of the Sanchez Membership Interest (other than distributions pursuant to Section 7.4 of the Company's Operating Agreement), or the amount calculated as follows:

         (i) The Company's regular accountant will calculate the net income of the Company for its fiscal year immediately preceding or coincident with the date of the Sanchez Demand increased by the amount of any allocated administrative overhead charges made by ISC, PMI or their affiliates during such fiscal year which are in excess of commercially reasonable charges for similar administrative services and reduced by the amount of federal, state and local income taxes which would have applied to such income if the Company had been taxed as a Subchapter C corporation rather than as a limited liability company taxes as a partnership. Such adjusted net income is hereinafter referred to as the "Adjusted Income." All calculations made by the Company's regular accountant shall be made utilizing generally accepted accounting principals applied in a manner consistent with past practices for the Company. Sanchez and his authorized representatives shall have reasonable access to all the work papers of the accountant which demonstrate his calculations made in accordance with the terms of this subparagraph (i).

                 (ii) The Adjusted Income shall be multiplied by the average of the earnings multiple at which shares of common stock of ISC and PMI were being publically traded (on average) during the thirty (30) day period immediately preceding the Sanchez Demand. For purposes of calculating earnings multiple, earnings will be deemed to be the per share earnings reflected on the annual financial statement for the fiscal year ending prior to the date of the Sanchez Demand and the daily trading price shall be the "closing price" for such stock on the principal national securities exchange or the Nasdaq National Market on which it is traded for a trading day. The calculation for a company with more than one class of publically traded common stock, shall be made based on the most actively publically traded class of common stock for such Company during the applicable valuation period. If either ISC or PMI has a $0 or a negative per share earnings reflected on the applicable financial statement, then the earnings multiple shall be calculated with reference only to the corporation with positive per share earnings.

                 (iii) The product obtained after following the procedure specified in subparagraph (ii) above shall then be discounted by twenty percent (20%) and such discounted balance shall be the alternative purchase price for the Sanchez Membership Interest.

     25.3  Call Option for Huizenga Membership Interest.

           (a) Upon written demand made at any time during the period commencing July 1, 2002 and ending on the tenth anniversary of such date (the

"Huizenga Call Period"), ISC (directly or through its designee) and PMI (directly or through its designee) shall have the right, but not the obligation, to require Huizenga to sell or cause one of the Sellers to sell to each of them one half of the Huizenga Membership Interest at a price equal to the greater of $2,950,000 adjusted as set forth in paragraph 25.1(c) above or calculated as set forth below, provided that Huizenga has not exercised his put right under paragraph 25.1 prior to the date of such demand. The call may not be exercised for less than the entire Huizenga Membership Interest. If during the Huizenga Call Period, Huizenga desires to sell the Huizenga Membership Interest in accordance with the terms of Section 8.6 of the Company's Operating Agreement, then ISC (directly or through its designee) and PMI (directly or through its designee) shall have thirty (30) days after receipt of the Offer specified in Section 8.6 of the Company's Operating Agreement to exercise their call rights specified in this paragraph 25.3; provided however, that if the call rights are exercised, the purchase price for the Huizenga Membership Interest shall be the lesser of the amount specified in the Offer or the price determined as specified in the first sentence of this paragraph 25.3. If the call rights are not timely exercised, Huizenga may proceed to sell the Huizenga Membership Interest strictly in accordance with the terms of the Offer and, if the sale occurs, no further call rights shall apply to the sold Huizenga Membership Interest.

     (b) Purchasers and Huizenga shall each within ten (10) days after the demand specified above select an independent appraiser of national reputation to make an appraisal of the fair market value of the Huizenga Membership Interest in accordance with the methodology described below to be completed within thirty (30) days from the date on which the Purchasers make their demand. If a party does not designate an appraiser in a timely manner, an appraiser shall be selected by the American Arbitration Association. Each appraiser in making a fair market value determination shall take into account, among other things, the income, assets, liabilities, replacement cost of the assets, and the future prospects of the Company. The fair market value determination made by any appraiser shall be made as of the end of the calendar quarter immediately preceding the calendar quarter in which Purchasers exercise their call option as provided above. Each Appraiser shall value the Company as a whole on an ongoing business basis. The Huizenga Membership Interest shall then be valued at ten percent (10%) of the Company valuation and subject to a twenty percent (20%) discount because it is a minority interest. No other discount shall apply to the valuation of the Huizenga Membership Interest under this paragraph 25.3.

          (c) If the two fair market value determinations are within a five percent (5%) variance of each other, the price of the Huizenga Membership Interest shall be the average of the two appraisals. If the two appraisals vary by more than five percent (5%), the two appraisers shall promptly select a third appraiser, who shall make an appraisal of the fair market value of the Huizenga Membership Interest and the price for the Huizenga Membership Interest shall be the middle valuation of the three appraisals.

          (d) The closing of the transaction shall occur on or before sixty (60) days following the date on which the purchase price has been determined by the appraisal process set forth above.

     25.4 Call Option for Sanchez Membership Interest.

          (a) Upon written demand made (the "Purchasers' Demand") at any time during the "Sanchez Call Period", as that term is hereinafter defined, ISC (directly or through its designees) and PMI (directly or through its designees) shall have the right, but not the obligation, to require Sanchez (or his executor in the event of Sanchez's death) to sell or cause one of the Sellers to sell to each of them one half of the Sanchez Membership Interest at a price calculated as set forth below provided that Sanchez has not exercised his put right under paragraph 25.2 prior to the date of such demand. The call may not be exercised for less than the entire Sanchez Membership

Interest. If during the Sanchez Call Period, Sanchez desires to sell the Sanchez Membership Interest in accordance with the terms of Section 8.6 of the Company's Operating Agreement, then ISC (directly or through its designee) and PMI (directly or through its designee) shall have thirty (30) days after receipt of the Offer specified in Section 8.6 of the Company's Operating Agreement to exercise their call rights specified in this paragraph 25.4; provided however, that if the call rights are exercised, the purchase price for the Sanchez Membership Interest shall be the lesser of the amount specified in the Offer or the amount determined as specified below in this paragraph 25.4. If the call rights are not timely exercised, Sanchez may proceed to sell the Sanchez Membership Interest strictly in accordance with the terms of the Offer and, if the sale occurs, no further call rights shall apply to the sold Sanchez Membership Interest.

     (b) The "Sanchez Call Period" shall be (i) the one year period commencing July 1, 2005, (ii) the period commencing on January 1, 2002 and ending on June 30, 2005 provided that the demand must be made within one year after Sanchez's employment by the Company is terminated and (iii) one year after the death of Sanchez if he should die prior to July 1, 2005.

     (c) The purchase price for the Sanchez Membership Interest shall be the greater of $2,950,000 increased by the amount of any capital contributed to the Company after the Closing by or on behalf of the owner of the Sanchez Membership Interest and decreased by the amount of any capital distributed by the Company to the owner of the Sanchez Membership Interest (other than distributions pursuant to Section 7.4 of the Company's Operating Agreement) or the amount calculated as follows:

         (i) The Company's regular accountant will calculate the net income of the Company for its fiscal year immediately preceding or coincident with the date of the Purchasers' Demand increased by the amount of any allocated administrative overhead charges made by ISC, PMI or their affiliates during such fiscal year which are in excess of commercially reasonable charges for similar administrative services and reduced by the amount of federal, state and local income taxes which would have applied to such income if the Company had been taxed as a Subchapter C corporation rather than as a limited liability company taxed as a partnership. Such adjusted net income is hereinafter referred to as the "Adjusted Income." All calculations made by the Company's regular accountant shall be made utilizing generally accepted accounting principals applied in a manner consistent with past practices for the Company. Sanchez and his authorized representatives shall have reasonable access to all the work papers of the accountant which demonstrate his calculations made in accordance with the terms of this subparagraph (i).

        (ii) The Adjusted Income shall be multiplied by the average of the earnings multiple at which shares of common stock of ISC and PMI were being publically traded (on average) during the thirty (30) day period immediately preceding the Purchasers' Demand. For purposes of calculating earnings multiple, earnings will be deemed to be the per share earnings reflected on the annual financial statement for the most recent fiscal year ending prior to the date of the Purchasers' Demand and the daily trading price shall be the "closing price" for such stock on the principal national securities exchange or the Nasdaq National Market on which it is traded for a trading day. The calculation for a company with more than one class of publically traded common stock, shall be made based on the most actively publically traded class of common stock for such company during the applicable valuation period. If either ISC or PMI has a $0 or a negative per share earnings reflected on the applicable financial statement, then the earnings multiple shall be calculated with reference only to the corporation with positive per share earnings.

        (iii) The product obtained after following the procedure specified in subparagraph (ii) above shall then be discounted by twenty percent (20%) and such discounted balance shall be the alternative purchase price for the Sanchez Membership Interest.

     25.5 Tag Along Rights. In the event that ISC, or the ISC Affiliate owning the ISC Interest, and PMI, or the PMI Affiliate owning the PMI Interest, shall propose to sell in any transaction or series of related transactions at least eighty percent (80%) of their entire Member Interest (as that term is defined in the Company's Operating Agreement) then ISC and PMI shall provide written notice of the proposed sale to all the other Members of the Company and provide to such other Members the opportunity to sell a proportionate share of their entire Member Interests at the same price per Member Unit and otherwise on the same terms and conditions upon which the ISC Interest and the PMI Interest are to be sold.

     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


                              HOMESTEAD-MIAMI SPEEDWAY, LLC


                              By: /s/ Rafael Sanchez
                                  ---------------------------

                              INTERNATIONAL SPEEDWAY CORPORATION


                              By: /s/ H. Lee Combs
                                  -----------------------------


                              PENSKE MOTORSPORTS, INC.


                              By: /s/ Gregory Penske
                                  -----------------------------


                              HOMESTEAD MOTORSPORTS JOINT VENTURE


                              By: /s/ Rafael Sanchez
                                  -----------------------------

                              MIAMI MOTORSPORTS JOINT VENTURE,


                              By: /s/ Rafael Sanchez
                                  -----------------------------


                              /s/ Rafael Sanchez
                              ---------------------------------
                              RAFAEL A. SANCHEZ


                              /s/ Wayne Huizenga
                              ---------------------------------
                              WAYNE HUIZENGA

                                                                       EXHIBIT A

                            CERTIFICATE OF FORMATION

                                       OF

                         HOMESTEAD-MIAMI SPEEDWAY, LLC

     The undersigned individual, acting as sole organizer, hereby forms a limited liability company under the Delaware Limited Liability Company Act (the "Act") and does hereby adopt as the Certificate of Formation of such limited liability company the following:

     Article I. Name. The name of the limited liability company shall be Homestead-Miami Speedway, LLC (the "Company").

     Article 2. Duration. The period of the Company's duration shall be perpetual from the date of filing of these Articles of Organization with the Secretary of State of the State of Delaware, until dissolved in accordance with the Act.

     Article 3. Purpose. The Company shall have unlimited power to engage in and do any lawful act concerning any or all lawful businesses for which limited liability companies may be organized according to the laws of the State of Delaware, including all powers and purposes now and hereafter permitted by law to a limited liability company.

     Article 4.  Registered Office and Registered Agent.

     A. The Address of the registered office of the Company in Delaware is 30 The Green, Dover, Delaware 19903.

     B. The name of the registered agent of the Company at the above registered office is CT Corporation System.



Dated: ____________________, 1997.


                                            ORGANIZER


                                            Name:__________________________

                                            Printed:_______________________

                                                                       EXHIBIT B



                              OPERATING AGREEMENT

                                      FOR

                         HOMESTEAD-MIAMI SPEEDWAY, LLC



                                 JULY __, 1997

                               TABLE OF CONTENTS


                                                                                                        Page
                                                                                                        ----

ARTICLE I  PURPOSES ....................................................................................  1

ARTICLE II  ORGANIZATIONAL MATTERS .....................................................................  1

     Section 2.1.  Formation ...........................................................................  1
     Section 2.2.  Principal Place of Business .........................................................  1
     Section 2.3.  Registered Office and Registered Agent ..............................................  1
     Section 2.4.  Duration ............................................................................  2

ARTICLE III  MEMBERS AND CAPITAL STRUCTURE .............................................................  2

     Section 3.1.  Names and Addresses of Members ......................................................  2
     Section 3.2.  Units Representing Membership Interests .............................................  2
     Section 3.3.  Capital Contributions ...............................................................  2
     Section 3.4.  Additional Capital ..................................................................  3
     Section 3.5.  Capital Accounts ....................................................................  3
     Section 3.6.  No Rights of Redemption .............................................................  3
     Section 3.7.  Member Loans or Services ............................................................  3
     Section 3.8.  Admission of Additional Members .....................................................  4
     Section 3.9.  No Member Responsible for Other Member's Commitment .................................  4

ARTICLE IV  MEETINGS OF MEMBERS ........................................................................  4

     Section 4.1.  Annual Meetings .....................................................................  4
     Section 4.2.  Special Meetings ....................................................................  4
     Section 4.3.  Notice of Meetings ..................................................................  4
     Section 4.4.  Waiver of Notice ....................................................................  4
     Section 4.5.  Voting Rights .......................................................................  5
     Section 4.6.  Action by Consent ...................................................................  5
     Section 4.7.  Presence ............................................................................  5
     Section 4.8.  Conduct of Meetings .................................................................  5

ARTICLE V  MANAGERS                                                                                       5

     Section 5.1.  Board of Managers ...................................................................  5
     Section 5.2.  Powers of the Managers ..............................................................  6
     Section 5.3.  Meetings ............................................................................  6
     Section 5.4.  Tax Matters Manager .................................................................  6
     Section 5.5.  Salaries ............................................................................  7
     Section 5.6.  Vacancies ...........................................................................  7



     Section 5.7.  Removal of Managers and Officers ....................................................  7

ARTICLE VI  ACCOUNTING AND RECORDS .....................................................................  8

     Section 6.1.  Records and Accounting ..............................................................  8
     Section 6.2.  Access to Accounting Records ........................................................  8
     Section 6.3.  Annual Tax Information ..............................................................  8
     Section 6.4.  Accounting Decisions ................................................................  8
     Section 6.5.  Federal Income Tax Elections ........................................................  8

ARTICLE VII  ALLOCATIONS AND DISTRIBUTIONS .............................................................  9

     Section 7.1.  Allocation of Net Income, Net Loss or Capital Gains .................................  9
     Section 7.2.  Special Allocations .................................................................  9
     Section 7.3.  Curative Allocations ................................................................ 11
     Section 7.4.  Distribution of Available Cash ...................................................... 11
     Section 7.5.  Allocation of Income and Loss and Distributions
           in Respect of Interests Transferred ......................................................... 11

ARTICLE VIII  RESTRICTIONS ON WITHDRAWAL AND TRANSFERS OF INTERESTS .................................... 12

     Section 8.1.  Withdrawal .......................................................................... 12
     Section 8.2.  Basic Restrictions on Transfer ...................................................... 12
     Section 8.3.  Further Restrictions on Transfer .................................................... 12
     Section 8.4.  Status of Transferee and Transferor ................................................. 12
     Section 8.5.  Pledge of Interests ................................................................. 13
     Section 8.6.  Right of First Refusal .............................................................. 13
     Section 8.7.  Effect of a Permitted Transfer ...................................................... 14
     Section 8.8.  Effect of a Violation ............................................................... 14

ARTICLE IX  DISSOCIATION OF A MEMBER ................................................................... 14

     Section 9.1.  Dissociation ........................................................................ 14
     Section 9.2.  Rights of Dissociating Member ....................................................... 15

ARTICLE X  DISSOLUTION AND WINDING UP .................................................................. 15

     Section 10.1.  Dissolution ........................................................................ 15
     Section 10.2.  Winding Up  ........................................................................ 15
     Section 10.3.  Distribution of Assets ............................................................. 16

ARTICLE XI  AMENDMENTS ................................................................................. 16

     Section 11.1.  Proposal of Amendments ............................................................. 16
     Section 11.2.  Approval of Amendments ............................................................. 16



ARTICLE XII  MISCELLANEOUS ............................................................................. 17

     Section 12.1.  Complete Agreement ................................................................. 17
     Section 12.2.  Governing Law ...................................................................... 17
     Section 12.3.  Binding Effect; Conflicts .......................................................... 17
     Section 12.4.  Headings; Interpretation ........................................................... 17
     Section 12.5.  Severability ....................................................................... 17
     Section 12.6.  Multiple Counterparts .............................................................. 17
     Section 12.7.  Additional Documents and Acts ...................................................... 18
     Section 12.8.  No Third Party Beneficiary ......................................................... 18
     Section 12.9.  Notices ............................................................................ 18
     Section 12.10.  Title to Company Property ......................................................... 18
     Section 12.11.  Reliance on Authority of Person Signing Agreement ................................. 18
     Section 12.12.  No Remedies Exclusive ............................................................. 18
     Section 12.13.  Advice of Counsel ................................................................. 19
     Section 12.14.  Other Ventures .................................................................... 19
     Section 12.15.  Early Termination of Membership ................................................... 19


                            OPERATING AGREEMENT FOR
                         HOMESTEAD-MIAMI SPEEDWAY, LLC


     THIS OPERATING AGREEMENT (this "Agreement") is made and entered into this _____________ day of July, 1997, by and among the undersigned parties, as initial members of the Homestead-Miami Speedway, LLC, a Delaware limited liability company (the "Company"). The Company was organized as a limited liability company under the Delaware Limited Liability Company Act, as amended, Title 6, Chapter 18-101 et seq. (the "Act"). Certain defined terms used in this Agreement are set forth in Schedule I (Schedule of Definitions) attached hereto and made a part hereof. In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

                                   ARTICLE I

                                   PURPOSES

     As set forth in the Articles of Organization, the purposes of the Company are to engage in and do any act in furtherance of any and all lawful businesses for which limited liability companies may be formed under the Act.

                                   ARTICLE II

                             ORGANIZATIONAL MATTERS

     SECTION 2.1. FORMATION. The Company was formed pursuant to the Act upon the filing of Articles of Organization ("Articles"). The rights and obligations of the Members shall be as provided under the Act, the Articles and this Agreement. The Members agree to each of the provisions of the Articles.

     SECTION 2.2. PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be One Speedway Boulevard, Homestead, Florida 33015, or such other address as may be established by the Members.

     SECTION 2.3. REGISTERED OFFICE AND REGISTERED AGENT. The Company's registered office shall be 30 The Green, Dover, Delaware 19903 and the name of its initial registered agent at such address shall be CT Corporation System. The Company may designate another registered office or agent at any time by following the procedures set forth in the Act.

     SECTION 2.4. DURATION. The existence of the Company shall continue in perpetuity, unless the Company is sooner dissolved in accordance with Article X, Section 6 of the Articles or the Act.

                                  ARTICLE III

                         MEMBERS AND CAPITAL STRUCTURE

     SECTION 3.1. NAMES AND ADDRESSES OF MEMBERS. All Members of the Company and their last known business, residence or mailing address shall be listed on the attached Exhibit A. The Members shall be required to update Exhibit A from time to time as necessary to accurately reflect the information therein, including the information referred to in Section 3.2 below.

     SECTION 3.2. UNITS REPRESENTING MEMBERSHIP INTERESTS. The Interests of Members in the Company are divided into and represented by Units. Each Member's respective number of Units is set forth in Exhibit A, as the same shall be amended from time to time to reflect any changes in the number of Units of Members. The Members agree that each Unit shall entitle the Member possessing such Unit to:

     (a) Equal governance rights per Unit and to one vote per Unit on matters on which the Members may vote under the Articles, this Agreement and/or the Act;

     (b) Subject to Article VII, an equal proportionate share per Unit of the Company's net income, gains, losses, deductions and credits; and

     (c) Subject to Article X, an equal proportionate share per Unit of amounts distributed to the Members in respect of their Interests upon dissolution of the Company.

Unless otherwise approved by the Members, the Company will not issue certificates representing Units, but at the written request of a Member, the Company will provide a certified statement setting forth the total number of Units issued and outstanding and the number of Units issued to the requesting Member, as of the date of the statement.

     SECTION 3.3. CAPITAL CONTRIBUTIONS. The initial Capital Contribution to the Company of each Member is set forth on Exhibit A. Absent approval by a Majority in Interest of the Members, no Capital Contributions may be made other than in cash and the Company shall not be obligated to recognize as a Capital Contribution any transfer to the Company of property other than cash. No interest shall be paid on any Capital Contribution.

     SECTION 3.4. ADDITIONAL CAPITAL. Absent approval by a Majority in Interest of the Members, the Members shall not be obligated to make any Capital Contributions other than the initial Capital Contributions specified in Section
3.3.  Absent approval of
a Majority In Interest of the Members, no Member shall have the right to make Capital Contributions beyond that Member's initial Capital Contribution as specified in Section 3.3.

     SECTION 3.5.  CAPITAL ACCOUNTS.

     (a) An individual capital account (the "Capital Account") shall be established and maintained on behalf of each Member, including any Additional Member who shall hereafter receive an Interest, in the manner provided by Treasury Regulation Section 1.704-l(b)(2)(iv). To the extent consistent with Treasury Regulation Section 1.704-l(b)(2)(iv), the Capital Account of each Member shall consist of (i) the amount of cash such Member has contributed to the Company, plus (ii) the agreed fair market value of any property such Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (iii) the amount of profits or income (including tax-exempt income) allocated to such Member, less (iv) the amount of losses and deductions allocated to such Member, less (v) the amount of all cash distributed to such Member, less (vi) the fair market value of any property distributed to such Member, net of any liability assumed by such Member or to which such property is subject, less (vii) such Member's share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) subject to such other adjustments as may be required under the Code. The Capital Account of a Member shall not be affected by any adjustments to basis made pursuant to Section 743 of the Code but shall be adjusted with respect to adjustments to basis made pursuant to Section 734 of the Code to the extent provided in Treasury Regulation Section 1.704-l(b)(2)(iv)(m).

     (b) Except as is specifically provided otherwise in this Agreement, no Member shall have any liability or obligation to restore a negative or deficit balance in such Member's Capital Account.

     SECTION 3.6.  NO RIGHTS OF REDEMPTION.  No Member shall have the right to:
(a) have that Member's Units or Interest redeemed, (b) have that Member's Capital Contribution returned, or (c) subject to Article VII and Article X, otherwise receive property of the Company; even if that Member dissociates prior to termination of the Company. Even at termination, the Member's rights are limited to those set forth in Article X. To the extent a Member has a right to demand a distribution or return of the Member's Capital Contributions, the Member shall have only the right to demand and receive cash therefor.

     SECTION 3.7. MEMBER LOANS OR SERVICES. Unless otherwise approved by a Majority in Interest of the Members, loans or services by any Member to the Company shall not be considered Capital Contributions.

     SECTION 3.8. ADMISSION OF ADDITIONAL MEMBERS. With the approval of a Majority in Interest of the Members to the Company Additional Members who will be entitled to participate in the rights of Members as described in Section
3.2. Additional Members shall be allocated net income, gains, losses, deductions and credits by such method as may be provided in this Agreement, and if no method is specified, then as may be permitted by Section 706(d) of the Code.

     SECTION 3.9. NO MEMBER RESPONSIBLE FOR OTHER MEMBER'S COMMITMENT. In the event that any Member (or any of such Member's shareholders, partners, members, owners, or Affiliates (collectively, the "Liable Member")) has incurred any indebtedness or obligation prior to the date of this Agreement that relates to or otherwise affects the Company, neither the Company nor any other Member shall have any liability or responsibility for or with respect to such indebtedness or obligation.

                                   ARTICLE IV

                              MEETINGS OF MEMBERS

     SECTION 4.1. ANNUAL MEETINGS. Annual meetings of the Members shall be held no later than ninety (90) days following the close of the Company's fiscal year at the principal offices of the Company, or on such other date or at such other place as may be designated by a Majority in Interest of the Members.

     SECTION 4.2. SPECIAL MEETINGS. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member upon notice in writing to the Company of the proposed meeting and the matters proposed to be acted upon.

     SECTION 4.3. NOTICE OF MEETINGS. The Company shall deliver or mail written notice stating the date, time and place of any Members' meeting and, in the case of a special Members' meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each Member of record entitled to vote at the meeting, at such address as appears in the records of the Company and at least five (5), but no more than sixty (60), days before the date of the meeting.

     SECTION 4.4. WAIVER OF NOTICE. A Member may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Member's attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

     SECTION 4.5. VOTING RIGHTS. Except as otherwise provided herein, on all matters that come before the Members for a vote, each Member shall be entitled to one vote for each Unit owned by such Member. The presence of a Majority in Interest of the Members shall constitute a quorum for any meeting of the Members. Except as otherwise provided in this Agreement, approval of any action by Majority in Interest of the Members requires the approval of a Majority in Interest of the Members.

     SECTION 4.6. ACTION BY CONSENT. Any action required or permitted to be taken at a Members' meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Members. The written consent or consents shall be delivered to the Company for inclusion in its minutes.

     SECTION 4.7. PRESENCE. Any or all Members may participate in any annual or special Members' meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member so participating is deemed to be present in person at the meeting.

     SECTION 4.8. CONDUCT OF MEETINGS. At any Members' meeting, the Members with the approval of a Majority in Interest of the Members shall appoint a Member to preside at the meeting and shall appoint a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute book of the Company.

                                   ARTICLE V

                                MEMBER COMMITTEE

     SECTION 5.1.  MEMBER COMMITTEE.

     (a) The day to day management and administration of the business and affairs of the Company shall be under the direction, supervision, control and authority of a Member Committee (the "Member Committee"). The Member Committee shall consist of one representative from each Member for each 10 Units owned by such Member. In addition, each Member appointing representatives to the Member Committee shall appoint an alternate representative to serve in lieu of the regular representative on the Member Committee. No member of the Member Committee shall be compensated by the Company, including out-of-pocket costs. The Member Committee shall devote such time to the Company as may be reasonably required for the achievement of the purposes of the Company. A Member electing a representative to the Member Committee may remove and replace such representative at any time upon notice to the other Members.

     (b) In addition to the terms and conditions of this Operating Agreement the Member Committee shall adopt rules and regulations governing the conduct of the business and affairs of the Company and of the Member Committee.

     (c) For as long as Miami Motorsports Joint Venture is permitted to appoint at least one representative to the Member Committee, Wayne Huizenga shall be appointed as a representative. For as long as Homestead Motorsports Joint Venture is permitted to appoint at least one representative to the Member Committee, Rafael A. Sanchez shall be appointed as a representative.

                                   ARTICLE VI

                             ACCOUNTING AND RECORDS

     SECTION 6.1. RECORDS AND ACCOUNTING. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with generally accepted accounting principles consistently applied ("GAAP"). The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

     SECTION 6.2. ACCESS TO ACCOUNTING RECORDS. All books and records of the Company shall be maintained at any office of the Company or at the Company's principal place of business, and each Member, and his, her, or its duly authorized representative, may inspect and copy such books and records upon reasonable notice and request, during normal business hours.

     SECTION 6.3. ANNUAL TAX INFORMATION. The Company shall use its best efforts to deliver to each Member within 60 days after the end of each fiscal year all information necessary for the preparation of such Member's federal and state income tax returns. The Company shall also use its best efforts to prepare, within 60 days after the end of each fiscal year, a financial report of the Company for such fiscal year containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Accounts of the Members.

     SECTION 6.4. ACCOUNTING DECISIONS. All decisions as to accounting matters, except as otherwise specifically set forth in this Agreement, shall be made by the Members. The Members may rely upon the advice of their accountants as to whether such decisions are in accordance with GAAP.

     SECTION 6.5. FEDERAL INCOME TAX ELECTIONS. The Company shall make an election under Section 754 of the Code to adjust the basis of assets of the Company. The

Company may make, but is not required to make, any other elections for federal income tax purposes including, but not limited to, any election to use an accelerated depreciation method on any depreciable unit of the assets of the Company to the extent permitted by law.

                                  ARTICLE VII

                         ALLOCATIONS AND DISTRIBUTIONS

     SECTION 7.1. ALLOCATION OF NET INCOME, NET LOSS OR CAPITAL GAINS. Except as may be expressly provided otherwise in this Article VII, and subject to the provisions of Sections 704(b) and 704(c) of the Code, the net income, net loss, or capital gains of the Company for each fiscal year of the Company shall be allocated to the Members, pro rata in accordance with their respective Percentage Interests.

     SECTION 7.2. SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

     (a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this
Article VII, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.7042(j)(2). This Section 7.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

     (b) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article VII, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specifically allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.7041(b)(2)(ii)(d)(4),1.704-1(b)(2)(ii)(d)(5) or
1.704-l(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.2(c) were not in the Agreement.

     (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of
(i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this
Article VII have been made as if Section 7.2(c) hereof and this Section 7.2(d) were not in the Agreement.

     (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specifically allocated among the Members in proportion to their Percentage Interests.

     (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of the Member's Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event Treasury Regulation Section 1.704(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation
Section 1.704-1(b)(2)(iv)(m)(4) applies.

     SECTION 7.3. CURATIVE ALLOCATIONS. The allocations set forth in Sections 7.2(a) through 7 2(g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this
Section 7.3. Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 7.1.

     SECTION 7.4. DISTRIBUTION OF AVAILABLE CASH. Subject to Sec. 18-607 of the Act, within 90 days after the end of each calendar year, Available Cash, if any, shall be distributed to the Members, pro rata in accordance with their respective Percentage Interests, in an amount equal to the product of (a) the Company's taxable income (as determined by the Company's accountant) for such calendar year, multiplied by (b) the highest combined federal and state marginal income tax rate applicable to a Member and in effect from time to time. Additional distributions may be made at the discretion of a Majority in Interest of the Members.

     SECTION 7.5. ALLOCATION OF INCOME AND LOSS AND DISTRIBUTIONS IN RESPECT OF INTERESTS TRANSFERRED.

     (a) If any Interest is transferred, or is increased or decreased by reason of the admission of an Additional Member or otherwise, during any fiscal year of the Company, each item of net income, gain, loss, deduction, or credit of the Company for such fiscal year shall be assigned pro rata to each day in the particular period of such fiscal year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred), and the amount of each such item so assigned to any such day shall be allocated to the Member based upon the Member's respective Percentage Interest at the close of such day.

     (b) Authorized distributions of Company assets in respect of an Interest shall be made only to the Members who, according to the books and records of the Company, are the holders of record of the Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any

Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Member has knowledge or notice of any transfer or purported transfer of ownership of an Interest which has not met the requirements of Article VIII. Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Interests as of the date such sale or other disposition occurs.

                                  ARTICLE VIII

             RESTRICTIONS ON WITHDRAWAL AND TRANSFERS OF INTERESTS

     SECTION 8.1. WITHDRAWAL. No Member shall withdraw from the Company or otherwise voluntarily cause an Event of Dissociation as to that Member except upon not less than sixty (60) calendar days prior written notice to the remaining Members. Upon any such withdrawal or other voluntarily caused Event of Dissociation, the Member shall be an Assignee as to the Member's Units, but shall not be entitled to have the Member's Interest redeemed or to otherwise receive any distribution or other payment on account of the Member's withdrawal or other voluntarily caused Event of Dissociation. The Company may recover damages for breach of this Section 8.1 and may offset the Company's damages against any amount owed to a Member for distributions or otherwise.

     SECTION 8.2. BASIC RESTRICTIONS ON TRANSFER. None of the Units (Interest) of a Member or any portion thereof shall be the subject of a Transfer, unless the Member has either obtained the prior written consent of a Majority in Interest of the Members or has fully complied with the provisions of Section 8.6 and then only in strict accordance with Section 8.6. Any Transfer or purported Transfer not in compliance with this Article VIII shall be null and void. Except with the prior written consent of all Members, no Member shall be permitted to transfer less than all of the Member's Interest.

     SECTION 8.3. FURTHER RESTRICTIONS ON TRANSFER. In addition to the restrictions set forth in Section 9.2, no Member shall Transfer all or any part of the Member's Interest: (a) without registration under applicable state securities laws, unless an exemption therefrom applies and, if requested by the Company, the Member delivers an opinion of counsel satisfactory to the Company, that registration under any such laws is not required; or (b) if the Interest or portion thereof, when added to the total of all other Interests sold or exchanged in the preceding 12 consecutive months prior thereto, would result in the termination of the Company for tax purposes under Section 708 of the Code.

     SECTION 8.4. STATUS OF TRANSFEREE AND TRANSFEROR. Notwithstanding anything contained in this Agreement to the contrary, any transferee or recipient of a Unit or Units (or any portion thereof) subject to an effective Transfer shall be an Assignee and shall have no right to (a) vote any Units or portion thereof subject to the Transfer or to otherwise participate in the management of the business or affairs of the Company, (b) become a Substitute Member or otherwise exercise any rights of a Member, or (c) have access to the Company records; unless the remaining Members, in their sole and absolute discretion approve the admission of the Assignee as a Substitute Member, and the Assignee executes documentation satisfactory to the remaining Members accepting and adopting the terms of this Agreement. The Assignee shall pay all reasonable expenses of the Company in connection with his or her admission as a Substitute Member. The transferor in a Transfer of the transferor's entire Interest to an Assignee shall cease to be a Member and shall not have any power to exercise any rights of a Member; provided, however, that such transferor is not released from any unpaid contributions or other liability.

     SECTION 8.5. PLEDGE OF INTERESTS. The pledge or granting of a security interest, lien or other encumbrance in or against all or any portion of a Member's Interest shall be a Transfer subject to the restrictions of this
Article VIII; provided, that, in any event, the foreclosure of or exercise of other secured party remedies with respect to such pledge, security interest, lien or other encumbrance resulting in a Transfer of any such Interest shall nonetheless be a Transfer subject to the restrictions of this Article VIII.

     SECTION 8.6. RIGHT OF FIRST REFUSAL. Subject to other applicable restrictions set forth in this Article VIII:

     (a) A Member or Assignee which desires to sell all (but not less than all) of its Units to a third party ("Transferor") shall first obtain from such third party a bona fide written offer to purchase all such Units, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor (the "Offer"). The Transferor shall give notice to the remaining Member of its intention to sell, furnishing a copy of the Offer and any proposed documentation for the transaction. No member shall be permitted to sell less than all its Units except as otherwise permitted by this Agreement without the consent of a Majority in Interest of the Members.

     (b) The remaining Members (not Assignees), shall have the right to purchase all (but not less than all) of the Units proposed to be sold upon the same terms and conditions stated in the Offer, by giving notice to the Transferor of its intention to do so within 30 days after receiving notice from the Transferor. If the remaining Members do not notify the Transferor of an intention to exercise this right of first refusal within the 30 day period, the right of first refusal with respect to the Offer shall terminate and the Transferor shall be entitled to consummate the proposed sale of its Units, provided that such sale is (i) on substantially the same terms as the Offer and
(ii) consummated within 45 days of the expiration of the right of first refusal. In the event the remaining Members give written notice to the Transferor of their intention to exercise this right of first refusal and to purchase all of the Transferor's Units on the terms and conditions stated in the Offer, the remaining Members shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within 45 days after receipt of written notification from the Transferor of the Offer.
If the remaining Members collectively indicate a desire to purchase more Units than are proposed to be sold, and do not agree among themselves as to an allocation of the Units, the remaining Member shall have the right to each purchase their proportionate share of the Units to be sold.

     A transferee of an Interest shall have the right to become a Substitute Member only if: (a) the requirements of this Article VIII, specifically including, but not limited to, Section 8.4, are met, (b) the transferee executes an instrument satisfactory as determined by the Board of Managers, not including the transferee, accepting and adopting the terms and provisions of this Agreement, and (c) the transferee pays any and all expenses in connection with admission as a Member.

     SECTION 8.7. EFFECT OF A PERMITTED TRANSFER. Unless the parties to a transfer and the Company expressly agree otherwise, any permitted transfer of a Member's Interest in the Company will take effect as of the end of the month in which consummation of the transfer has occurred. Any transferee of an Interest in the Company shall take the Interest subject to the restrictions on transfer imposed by this Agreement.

     SECTION 8.8. EFFECT OF A VIOLATION. Any attempted or purported transfer of a Member's Interest in the Company in violation of this Agreement shall be void and of no force or effect.

Without limiting the preceding sentence in any way, if the transferee of any such attempted or purported transfer is nonetheless found to have rights in the subject Interest, the Transferee shall be an Assignee with rights limited to those set forth in Section 8.4.

                                   ARTICLE IX

                            DISSOCIATION OF A MEMBER

     SECTION 9.1. DISSOCIATION. A person ceases to be a Member upon the occurrence of any of the following events (each an "Event of Dissociation"):

     (a) The Member withdraws from membership in the Company, including any retirement or resignation from membership in the Company (as opposed to retirement or resignation merely from employment with the Company or any position as an officer of the Company);

     (b) The Member transfers its Interest, whether or not the Assignee is admitted as a Substitute Member;

     (c) In the case of a Member who is a Member by virtue of being a trustee of a trust, the termination of the trust, but not merely the substitution of a new trustee;

     (d) In the case of a Member that is a partnership, limited partnership, limited liability partnership or limited liability company, the dissolution and commencement of winding up of the partnership, limited partnership, limited liability partnership or limited liability company;

     (e) In the case of a Member that is a corporation, the dissolution of the corporation;

     (f) In the case of a Member that is an estate, the distribution by the fiduciary of the estate's entire Interest in the Company;

     (g) Bankruptcy of the Member; or

     (h) Expulsion of a Member.

     SECTION 9.2. RIGHTS OF DISSOCIATING MEMBER. Upon an Event of Dissociation as to a Member:

     (a) If the Event of Dissociation causes a dissolution and winding up of the Company under Article X, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member, except that if the Event of Dissociation is a breach of this Agreement, any distributions to which the Member would have been entitled shall be reduced by any damages sustained by the Company as a result of the dissolution and winding up; and

     (b) If the Event of Dissociation does not cause a dissolution and winding up of the Company under Article X, the Member shall not be entitled to any distribution solely by reason of the Member's dissociation, and thereafter shall only be entitled to participate as an Assignee in the Company. The Member shall not be entitled to a redemption of the Member's Interest or otherwise receive the value of the Member's Interest until such time, and in the manner, provided under Article X for the dissolution and winding up of the Company.

                                   ARTICLE X

                           DISSOLUTION AND WINDING UP

     SECTION 10.1. DISSOLUTION. The Company shall be dissolved and its affairs wound up on the first of the following to occur:

     (a) A unanimous determination by the Members that the Company shall be dissolved;

     (b) An Event of Dissociation occurs, unless the remaining Members elect to continue the business of the Company within 90 days after the remaining Members are notified in writing of the Event of Dissociation; or

     (c) At such earlier time as may be provided by applicable law.

     SECTION 10.2. WINDING UP. Upon dissolution, the Members shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company, including the following: (a) collecting the Company's assets, (b) disposing of properties that will not be distributed in kind to Members, (c) discharging or making provision for discharging liabilities, (d) distributing the remaining property among the Members, and (e) doing every other act necessary to wind up and liquidate the business and affairs of the Company. The Members shall follow the procedure for disposing of known claims set forth in the Act and shall publish notice of the dissolution of the Company pursuant to the Act.

     SECTION 10.3. DISTRIBUTION OF ASSETS. Upon the winding up of the Company, the assets shall be distributed as follows:

     (a) To creditors, including Members who are creditors to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding liabilities for distributions to Members pursuant to Article VII;

     (b) To Members to repay any loans to the Company or to satisfy any liabilities for distributions pursuant to Article VII which remain unpaid;

     (c) To Members of the Company in respect of their share of the profits and other compensation by way of income on their Capital Contributions to the extent each such Member has a positive balance in his Capital Account as provided in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2); and

     (d) To Members of the Company in respect of their Capital Contributions to the extent each such Member has a positive balance in his Capital Account as provided in Treasury Regulation Section 1.704-l(b)(2)(ii)(b)(2).

                                   ARTICLE XI

                                   AMENDMENTS

     SECTION 11.1. PROPOSAL OF AMENDMENTS. Amendments to the Articles and this Agreement may be proposed in writing by any Member. If any such proposed amendment could adversely affect the classification of the Company as a partnership for federal income tax purposes, the proposed amendment must be accompanied by an opinion of counsel as to the legality and effect on the Company and the Members. Copies of any amendments proposed to be made pursuant to this
Section 11.1 shall be sent to the Members.

     SECTION 11.2. APPROVAL OF AMENDMENTS. A proposed amendment shall be voted upon at either an annual meeting or a special meeting of the Members duly called for the purpose of voting on the amendment. Such votes shall be exercised as provided in Article IV, and such amendment shall be approved by a unanimous vote of the Members.

                                  ARTICLE XII

                                 MISCELLANEOUS

     SECTION 12.1. COMPLETE AGREEMENT. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to its subject matter. This Agreement and the Articles replace and supersede all prior agreements by and among the Members or any of them. This Agreement and the Articles supersede all prior written and oral statements, and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever.

     SECTION 12.2. GOVERNING LAW. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware.

     SECTION 12.3. BINDING EFFECT: CONFLICTS. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members and their respective distributees, successors and assigns. This Agreement is subject to, and governed by, the Act and the Articles. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Articles, the provisions of the Act or the Articles, as the case may be, will be controlling.

     SECTION 12.4. HEADINGS: INTERPRETATION. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

     SECTION 12.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.

     SECTION 12.6. MULTIPLE COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof with respect to this Agreement it will be necessary to produce only one copy hereof signed by the party to be charged.

     SECTION 12.7. ADDITIONAL DOCUMENTS AND ACTS. Each Member agrees to promptly execute and deliver to the Company such additional documents, statements of interest and holdings, designations, powers of attorney, and other instruments, and to perform such additional acts, as the Company may determine to be necessary, useful or appropriate to complete the organization of the Company, effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement, and to comply with all applicable laws, rules and regulations.

     SECTION 12.8. NO THIRD PARTY BENEFICIARY. This Agreement is made solely and specifically among and for the benefit of the Members and their respective successors and assigns subject to the express provisions of this Agreement relating to successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party. No creditor or other third party will have any rights, interest, or claims under the Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

     SECTION 12.9. NOTICES. Any notice to be given or to be served upon the Company or any Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified on Exhibit A. Any Member or the Company may, at any time by giving five days' prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.

     SECTION 12.10. TITLE TO COMPANY PROPERTY. Legal title to all property of the Company will be held and conveyed in the name of the Company.

     SECTION 12.11. RELIANCE ON AUTHORITY OF PERSON SIGNING AGREEMENT. In the event that a Member is not a natural person, neither the Company nor any Member will

(a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such Person or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (b) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such Entity.

     SECTION 12.12. NO REMEDIES EXCLUSIVE. To the extent any remedies are provided herein for a breach of this Agreement, the Articles or the Act, such remedies shall not be exclusive of any other remedies the aggrieved party may have, at law or in equity.

     SECTION 12.13.  ADVICE OF COUNSEL.  Each person signing this Agreement:

     (a) understands that this Agreement contains legally binding provisions,

     (b) is advised, and has had the opportunity, to consult with that person's own attorney, and

     (c) has either consulted with the person's own attorney or consciously decided not to consult with the person's own attorney.

     SECTION 12.14. OTHER VENTURES. Subject to any separate noncompetition agreements to which a Member may be a party, each of the Members may engage, directly or indirectly, in any other business venture or ventures of any nature and description, independently or with others, including, without limitation, the motorsports business in all its aspects, which shall include, without limitation, the ownership, construction, operation, management and development of motorsports facilities (whether or not competitive with the business of the Company) and neither the Company nor any of the Members shall have any rights in and to any such business ventures or the income or profits derived therefrom. The provisions of this Section 12.14 shall apply to a Member both during the period of its membership in the Company and after withdrawal from membership in the Company.

     IN WITNESS WHEREOF, the Members have executed this Agreement on the date set forth opposite their signatures, to be effective on the Effective Date.


                             Miami Motorsports Joint Venture


Date:                        By:______________________________________




                             Homestead Motorsports Joint Venture

Date:                        by __________________________________

                                   SCHEDULE I

                             TO OPERATING AGREEMENT

                           (SCHEDULE OF DEFINITIONS)

     The terms used in this Agreement with their initial letters capitalized shall have, unless the context otherwise requires or unless otherwise expressly provided in this Agreement, the meanings specified in this Schedule I. Any term used but not defined in this Agreement shall have the meanings set forth in the Act. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

     "ACT" means the Delaware Limited Liability Company Act, as the same is amended from time to time.

     "ADDITIONAL MEMBER" means any individual or Entity admitted as a Member pursuant to Section 3.8.

     "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

           Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.7042(g)(1) and 1.704-2(i)(5); and

           Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), 1. 704-1 (b)(2)(ii)(d)(5)
     and 1.  704-1 (b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-l(b)(2)(ii)(d) and shall be applied in a manner consistent with such intent.

     "AFFILIATE" means any individual, partnership, corporation, limited liability company, trust, or other Entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the controlled corporation, and, with respect to any individual, partnership, trust or other Entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies thereof.




                                Schedule I - 1

     "AGREEMENT" means this Operating Agreement of the Company, as originally executed, including all Schedules and Exhibits, and all of which may be amended from time to time.

     "ASSIGNEE" means any "assignee" as that term is used in the Act, and includes any transferee or recipient of a Transfer of any Unit or Units, or any portion thereof.

     "AVAILABLE CASH" means all cash funds of the Company on hand from time to time (other than cash funds obtained as contributions to the capital of the Company by the Members and cash funds obtained from loans to the Company) after payment or provision for (i) all operating expenses of the Company as of such time, (ii) all outstanding and unpaid current obligations of the Company as of such time, (iii) a working capital reserve and (iv) any other reserves established by a Majority in Interest of the Members.

     "BANKRUPTCY" means, and a Member shall be deemed a "Bankrupt Member" upon,
(i) the entry of a decree or order for relief against the Member by a court of competent jurisdiction in any involuntary case brought against the Member under any bankruptcy, insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for the Member or for any substantial part of its assets or property, (iii) the ordering of the winding up or liquidation of the Member's affairs, (iv) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 days or which is not dismissed or suspended pursuant to Section 303 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy laws),
(v) the commencement by the Member of a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect, (vi) the consent by the Member to the entry of an order for relief in an involuntary case under any such laws or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for the Member or for any substantial part of its assets or property, or (vii) the making by a Member of any general assignment for the benefit of its creditors.

     "CAPITAL ACCOUNT" means the individual accounts established and maintained pursuant to Section 3.5(a) and in the manner provided by Treasury Regulation
Section 1.704-(b)(2)(iv), as amended from time to time.

     "CAPITAL CONTRIBUTION" means the total value of cash and agreed fair market value of property contributed and agreed to be contributed to the Company by each Member, as shown on Exhibit A, as the same may be amended from time to time. Any reference in this Agreement to the Capital Contribution of a current Member shall include a Capital Contribution previously made by any prior Member for the interest of




                                Schedule I - 2
such current Member, reduced by any distribution to such prior Member in return of "Capital Contribution" as contemplated in this Agreement. Additional Capital Contributions may be made by a Member only with the consent of a Majority in Interest of the Members.

     "CAPITAL INTEREST" means an interest that would give the holder a share of the proceeds if the Company's assets were sold at fair market value and then the proceeds were distributed in a complete liquidation and dissolution of the Company. A Member's Capital Interest may be calculated by dividing the balance of the Member's Capital Account by the sum of the balances of all the Members' Capital Accounts.

     "CODE" means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of any succeeding law.

     "COMPANY" means Homestead-Miami Speedway, LLC.

     "COMPANY MINIMUM GAIN" has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d) with respect to "partnership minimum gain," substituting the word "member" for "partner" and "company" for "partnership" wherever they appear.

     "ENTITY" means any association, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, or foreign associations of like structure.

     "EVENT OF DISSOCIATION" means any of the events listed in Section 9.1 upon which one ceases to be a Member.

     "INTEREST" means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under the Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

     "MAJORITY IN INTEREST OF THE MEMBERS" means the Member(s) who hold a majority of the outstanding Units. "Majority in Interest of the remaining Members" means those Members holding a majority of the outstanding Units, excluding the Member in question and that Member's Units. In this regard, Unit(s) or any portion thereof that are the subject of an effective Transfer to an Assignee not a Substitute Member shall not be considered outstanding Units.

     "MEMBER" OR "MEMBERS" refers to the parties to this Agreement as indicated on Exhibit A, and any Additional Members or Substitute Members.



                                Schedule I - 3

     "MEMBER NONRECOURSE DEBT" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4) with respect to "partner nonrecourse debt," substituting the word "member" for "partner" and "company" for "partnership" wherever they appear.

     "MEMBER NONRECOURSE DEBT MINIMUM GAIN" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

     "MEMBER NONRECOURSE DEDUCTIONS" has the meaning set forth in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2) with respect to "partner nonrecourse deductions," substituting the word "member" for "partner" and "company" for "partnership" wherever they appear.

     "NONRECOURSE DEDUCTIONS" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(1).

     "NONRECOURSE LIABILITY" has the meaning set forth in Treasury Regulation
Section 1.7042(b)(3).

     "OPERATING AGREEMENT" means this Agreement.

     "PERCENTAGE INTEREST" means the percentage obtained by dividing the number of Units of a Member by the total number of outstanding Units of all Members.

     "PRINCIPAL OFFICE" means the principal place of business specified in
Section 2.2.

     "PROFITS INTEREST" means an Interest other than a Capital Interest.

     "SUBSTITUTE MEMBER" means any individual or entity admitted as a Member pursuant to Section 8.4.

     "TRANSFER" means any "assignment" as that term is used in the Act, and includes any gift, sale, exchange, assignment, conveyance, alienation or other transfer, whether voluntary or involuntary, and includes any Transfer to a receiver, bankruptcy trustee, judgment creditor, lienholder, holder of a security interest, pledge or other encumbrance, and Transfer upon judicial order or other legal process (such as a Transfer in connection with divorce proceedings).

     "UNIT" refers to a unit of measurement of a Member's Interest as established in Section 3.2. Whenever reference is made to "Percentage Interest, " a Unit may be converted into the same by dividing a Member's number of Units by the total of all Units outstanding. For voting and other governance purposes, Unit(s) or any portion thereof that are the subject of an effective Transfer to an Assignee not a Substitute Member shall not be considered outstanding Units.




                                Schedule I - 4

                                   EXHIBIT A

                             TO OPERATING AGREEMENT

                    NAMES AND ADDRESSES OF MEMBERS; CAPITAL

                      CONTRIBUTIONS, AND UNITS OF MEMBERS

                            (AS OF FEBRUARY _, 1997)



                                   Initial       Current     Current
                                   Capital       Capital      Number
Member                           Contribution  Contribution  of Units
------                           ------------  ------------  --------
Miami Motorsports Joint Venture
One Speedway Boulevard
Homestead, Florida  33015        $4,735,185*        --         100

Homestead Motorsports Joint
 Venture
One Speedway Boulevard
Homestead, Florida  33015        $4,735,185*        --         100






*This amount represents one half of (i) equity transferred by the Members to the Company as detailed in the Asset Purchase Agreement dated July __, 1997 to which the Company and the initial Members are parties and (ii) an additional $600,000 cash contribution.

                                   EXHIBIT B

                             TO OPERATING AGREEMENT

                               BOARD OF MANAGERS



Indianapolis Motor Speedway Corporation
Anton H.  George
Jeffrey G.  Belskus


International Speedway Corporation
H.  Lee Combs
Lesa D.  Kennedy


Menard, Inc.
John Menard
_________________

                                 FIRST REVISED
                                   EXHIBIT A
                             TO OPERATING AGREEMENT

                    NAMES AND ADDRESSES OF MEMBERS; CAPITAL
                      CONTRIBUTIONS, AND UNITS OF MEMBERS
                             (AS OF JULY __, 1997)


                                        INITIAL CAPITAL       CURRENT CAPITAL        CURRENT NUMBER OF
MEMBER                                    CONTRIBUTION          CONTRIBUTION               UNITS
------                                  ---------------       ---------------        -----------------
Mr. Rafael A. Sanchez
One Speedway Boulevard
Homestead, Florida 33015                     3,250,000                 --                    20

Mr. Wayne Huizenga
200 South Andrews Ave., 6th Floor
Ft. Lauderdale, FL 33301                     3,250,000                 --                    20

Penske Motorsports, Inc.
c/o Penske Corporation
13400 Outer Drive West
Detroit, MI 48239-4001                       11,800,000                --                    80

Miami Speedway Corp.
c/o International Speedway Corporation
1801 W. International Speedway Blvd.
Daytona Beach, Florida 32114-1243            11,800,000                --                    80


                          TRANSFER OF MEMBERSHIP UNITS
                  APPROVAL OF ASSIGNEES AS SUBSTITUTE MEMBERS
                       ACCEPTANCE OF OPERATING AGREEMENT

      This Agreement made and entered into on this 23rd day of July, 1997 by and among Miami Speedway Corp. ("MSC"), Penske Motorsports, Inc. ("PMI"), Homestead Motorsports Joint Venture ("HMJV"), Miami Motorsports Joint Venture ("MMJV"), Rafael A. Sanchez ("Sanchez") and Wayne Huizenga ("Huizenga").

                                    RECITAL

      HMJV and MMJV are the sole members of Homestead-Miami Speedway, LLC (the "Company"). HMJV, MMJV and the other parties hereto desire to acknowledge their consent and agreement to the transactions set forth below.

      1.   HMJV and MMJV hereby each transfer to MSC a twenty percent
           (20%) limited liability company interest in the Company and consent that upon execution of this document MSC shall be a "Substitute Member" of the Company as that terms is defined in the Company's Operating Agreement.

      2.   HMJV and MMJV hereby each transfer to PMI a twenty percent
           (20%) limited liability company interest in the Company and consent that upon execution of this document PMI shall be a "Substitute Member" of the Company as that term is defined in the Company's Operating Agreement.

      3.   HMJV and MMJV hereby each transfer to Sanchez a five percent
           (5%) limited liability company interest in the Company and consent that upon execution of this document Sanchez shall be a "Substitute Member" of the Company as that term is defined in the Company's Operating Agreement.

      4.   HMJV and MMJV hereby each transfer to Huizenga a five percent
           (5%) limited liability company interest in the Company and consent that upon execution of this document Huizenga shall be a "Substitute Member" of the Company as that term is defined in the Company's Operating Agreement.

      5. MSC, PMI, Sanchez and Huizenga each hereby accept and adopt the terms of the Company's Operating Agreement.

      6. The parties hereto agree that from the date of this document, Exhibit A to the Company's Operating Agreement shall be amended as set forth on the First Revised Exhibit A attached hereto.

     IN WITNESS WHEREOF, this document has been executed on the day and year hereinabove written.


                                            MIAMI SPEEDWAY CORP.

                                            By: /s/ H. Lee Combs
                                                ------------------------

                                            PENSKE MOTORSPORTS, INC.

                                            By: /s/ Gregory Penske
                                                ------------------------

                                            HOMESTEAD MOTORSPORTS JOINT VENTURE

                                            By: /s/ Rafael A. Sanchez
                                                ------------------------

                                            MIAMI MOTORSPORTS JOINT VENTURE

                                            By: /s/ Rafael A. Sanchez
                                                ------------------------

                                            /s/ Rafael A. Sanchez
                                            ----------------------------
                                            RAFAEL A. SANCHEZ


                                            /s/ Wayne Huizenga
                                            ----------------------------
                                            WAYNE HUIZENGA

                                                                       Exhibit F

                            SELLERS' CERTIFICATE OF
                       CONTINUED TRUTH OF REPRESENTATIONS

     THE UNDERSIGNED HEREBY CERTIFIES, in his capacity as President of Miami Motorsports, Inc. (the "Corporation"), a general partner of both Miami Motorsports Joint Venture and Homestead Motorsports Joint Venture (the "Sellers"), in connection with the Closing of the Purchase Agreement dated July __, 1997, by and among Sellers, Homestead-Miami Speedway, LLC (the "Company"), International Speedway Corporation ("ISC") and Penske Motorsports,Inc. ("PMI") as follows:

     1. The undersigned is the duly elected and qualified President of the Corporation.

     2. The representations and warranties made by the Corporation in the Agreement to the Company, ISC and PMI are true in all material respects on and as of the date of this Certificate as though such representations and warranties were made on and as of this date, except for any changes permitted by the terms of the Agreement or consented to in writing by the party or parties to which such representations and warranties were made.

     3. Sellers have performed and complied with all terms, conditions, obligations, agreements and restrictions required by the Agreement to be performed or complied with by Sellers prior to or on the date of this Certificate.

Dated: July ____, 1997


                                             MIAMI MOTORSPORTS, INC.


                                             By: ______________________________
                                                 Rafael A. Sanchez, President

                                                                       Exhibit G

                      [DRAFT OPINION OF SELLERS' COUNSEL]


July __, 1997



International Speedway Corporation
1801 West Speedway Boulevard
Daytona Beach, FL  32114-1243

Penske Motorsports, Inc.
13400 Outer Drive, West
Detroit, MI  48239-4001

Gentlemen:

     We have acted as counsel to Miami Motorsports Joint Venture, a Florida general partnership ("MMJV") and Homestead Motorsports Joint Venture, a Florida general partnership (HMJV") (MMJV and HMJV jointly referred to as the "Sellers") and Rafael A. Sanchez ("Sanchez") and Wayne Huizenga ("Huizenga") in connection with (i) the transfer by Sellers of substantially all their assets to Homestead-Miami Speedway, LLC (the "Company") and (ii) the sale by MMJV and HMJV of limited liability company interests in the Company pursuant to a Purchase Agreement dated July __, 1997 (the "Agreement") among Sellers, the Company, International Speedway Corporation ("ISC") and Penske Motorsports, Inc. ("PMI"), Sanchez and Huizenga. This opinion is being delivered pursuant to the Agreement. All capitalized terms used herein shall, unless otherwise defined herein, have the meanings set forth in the Agreement.

     For purposes of expressing the opinions set forth below, we have examined originals, or copies certified to our satisfaction, of all records of the Sellers and the Company and other agreements, certificates and documents and have made all such investigations of law as we have deemed relevant and necessary as the basis for such opinions.

     For the purposes of this opinion, we have assumed, with respect to all documents examined by us, the accuracy of the matters contained therein, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopies or photocopied copies. We have also relied upon certificates of Sanchez, Huizenga and of officers of the corporate partners of Sellers with respect to the accuracy of certain factual matters relevant to the opinions expressed herein. While we have not performed any independent verification of such

                                                                Miami/Homestead
                                                                July __, 1997
                                                                Page 2



factual matters, other than as set out in this opinion, nothing has come to our attention during our representation of the Sellers, Sanchez or Huizenga with respect to the Agreement which leads us to believe that such certificates are inaccurate.

     Based upon the foregoing, we are of the opinion that:

     1. The Sellers are general partnerships duly organized and validly existing under the laws of the State of Florida. Each of the Sellers has full power and authority to own its properties and carry on its business as it is now being conducted.

     2. The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware. The Company has full power and authority to own property and carry on its business as now being conducted.

     3. Each of the Sellers and the Company has full power and authority to execute, deliver and perform its obligations under the Agreement. The execution and delivery by Sellers and the Company of the Agreement and each of the other documents and instruments contemplated therein and the performance by Sellers and the Company of all the transactions contemplated by the Agreement have been duly authorized by all requisite partnership and limited liability
company action.   Sanchez and Huizenga have duly executed the Agreement in
their individual capacity.

     4. The Agreement and the documents, agreements and instruments executed and delivered in connection with the consummation of the transactions contemplated by the Agreement by Sellers constitute or will constitute the legal, valid and binding obligations of the Sellers, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights. The enforceability of the Sellers' obligations under the agreement is subject to general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The Sellers are not parties to any contract or subject to any other legal restrictions that would prevent or restrict complete fulfillment of any of the terms and conditions of the Agreement or compliance with their obligations thereunder.

     5. Except to the extent disclosed in the Agreement, or in any Schedule thereto, neither the execution and delivery of the Agreement or the documents, agreements and instruments executed thereunder nor the performance by Sellers of the various terms and provisions thereof will violate the partnership agreement of either of the Sellers or, to our best knowledge, result in a breach or violation of any term or

                                                                Miami/Homestead
                                                                July __, 1997
                                                                Page 3



provision of, or constitute a default (with or without notice, lapse of time or the happening or occurrence of any other event) under any material indenture, lease or any other agreement or instrument to which either of the Sellers is a party, or by which any of their assets and properties may be bound or affected, or result in a violation of any law, statute, ordinance, rule, regulation, order, writ, injunction, decree or award of any court or government authority or body having jurisdiction over Sellers or of their assets and operations.

     6. The Agreement and the documents, agreements and instruments executed and delivered in connection with the consummation of the transactions contemplated by the Agreement by the Company constitute or will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights. The enforceability of the Company's obligations under the agreement is subject to general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The Company is not a party to any contract or subject to any other legal restrictions that would prevent or restrict complete fulfillment of any of the terms and conditions of the Agreement or compliance with their obligations thereunder.

     7. Except to the extent disclosed in the Agreement, or in any Schedule thereto, neither the execution and delivery of the Agreement or the documents, agreements and instruments executed thereunder nor the performance by the Company of the various terms and provisions thereof will violate the Certificate of Formation or Operating Agreement of the Company or, to our best knowledge, result in a breach or violation of any term or provision of, or constitute a default (with or without notice, lapse of time or the happening or occurrence of any other event) under any material indenture, lease or any other agreement or instrument to which the Company is a party, or by which any of its assets and properties may be bound or affected, or result in a violation of any law, statute, ordinance, rule, regulation, order, writ, injunction, decree or award of any court or government authority or body having jurisdiction over the Company or of it assets and operations.

     8. To our knowledge, neither the Sellers nor the Company is in default or breach under any material contracts, agreements or instruments respecting the Transferred Assets by which any such entities are bound.

     9. To our knowledge, there is no agreement, contract or undertaking of any kind or nature which prohibits the Sellers, the Company, Huizenga or Sanchez from

                                                                Miami/Homestead
                                                                July __, 1997
                                                                Page 4



executing the Agreement or any other documents, instruments or agreements contemplated thereunder, or from performing any of their obligations thereunder, except to the extent disclosed in the Agreement, or in any Schedule thereto.

     10. To our knowledge, there is no action or proceeding pending or threatened before any court or other governmental body by any person or public authority seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of the Agreement or consummation of the transaction contemplated thereby.

     11. To our knowledge, except to the extent disclosed in the Agreement or any Schedule thereto: (a) neither of the Sellers is a party to or threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or governmental authority which, with respect to the Transferred Assets, might result in any adverse change in its licenses, business operations, properties or assets, and (b) neither of the Sellers is in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or in any material respect under any regulation of any administrative agency or governmental authority.

     12. To our knowledge, except to the extent disclosed in the Agreement or any Schedule thereto: (a) the Company is not a party to or threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or governmental authority which, with respect to the Transferred Assets, might result in any adverse change in its licenses, business operations, properties or assets, and (b) the Company is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or in any material respect under any regulation of any administrative agency or governmental authority.

     13. To our knowledge each of the Sellers and the Company have obtained all consents, authorizations, orders and approvals of, and filings or registrations with any governmental commission, board or other regulatory body which are required for or in connection with the execution and delivery of the Agreement by the Sellers and the Company and the consummation of the transactions contemplated thereby by the Sellers and the Company.

     The phrase "to our knowledge", when used herein, means to our actual knowledge, after due inquiry.

     The opinions expressed herein are based upon the applicable laws, rules and regulations in effect as of the date hereof, and any change in such laws, rules or

                                                                Miami/Homestead
                                                                July __, 1997
                                                                Page 5



regulations may affect our opinions. We assume no obligation to advise you of any changes concerning matters discussed herein, whether or not deemed material, of which we may hereafter become aware.

     We have not been asked, and we do not render any opinion with respect to any matters except as expressly set forth above. This opinion is given solely to the Purchaser and is solely for the benefit of ISC, PMI and any other entity which may

                                                                Miami/Homestead
                                                                July __, 1997
                                                                Page 6



constitute a "Purchaser" under the terms of the Agreement. This opinion is rendered as of the date first above written.



                                    Very truly yours,

                                    Akerman, Senterfitt & Eidson, P.A.

                                    By:__________________________________

                                                                     Exhibit H

                           PURCHASERS' CERTIFICATE OF
                       CONTINUED TRUTH OF REPRESENTATIONS
                      (INTERNATIONAL SPEEDWAY CORPORATION)

     THE UNDERSIGNED HEREBY CERTIFIES, in his capacity _______ as of International Speedway Corporation ("ISC"), in connection with the Closing under the Purchase Agreement (the "Agreement") dated July __, 1997, by and among Miami Motorsports Joint Venture and Homestead Motorsports Joint Venture (the "Sellers"), ISC, Homestead-Miami Speedway, LLC (the "Company") and Penske Motorsports, Inc., , as follows:

     1. The undersigned is the duly elected and qualified officer of ISC.

     2. The representations and warranties made by ISC are true in all material respects on and as of the date of this Certificate as though such representations and warranties were made on and as of this date, except for any changes permitted by the terms of the Agreement or consented to in writing by Sellers.
     3. ISC has performed and complied with all terms, conditions, obligations, agreements and restrictions required by the Agreement to be performed or complied with by ISC prior to or on the date of this Certificate.

Dated: July ____, 1997

                                     INTERNATIONAL SPEEDWAY CORPORATION


                                     By:____________________________

                                                                       Exhibit H

                           PURCHASERS' CERTIFICATE OF
                       CONTINUED TRUTH OF REPRESENTATIONS
                           (PENSKE MOTORSPORTS, INC.)

     THE UNDERSIGNED HEREBY CERTIFIES, in his capacity as ___________ of Penske Motorsports, Inc. ("PMI"), in connection with the Closing under the Purchase Agreement (the "Agreement") dated July __, 1997, by and among Miami Motorsports Joint Venture and Homestead Motorsports Joint Venture (the "Sellers"), PMI, Homestead-Miami Speedway, LLC (the "Company") and International Speedway Corporation, as follows:

     1. The undersigned is the duly elected and qualified officer of PMI.

     2. The representations and warranties made by PMI are true in all material respects on and as of the date of this Certificate as though such representations and warranties were made on and as of this date, except for any changes permitted by the terms of the Agreement or consented to in writing by Sellers.

     3. PMI has performed and complied with all terms, conditions, obligations, agreements and restrictions required by the Agreement to be performed or complied with by PMI prior to or on the date of this Certificate.

Dated: July ____, 1997

                                             PENSKE MOTORSPORTS, INC.


                                             By: __________________________